Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CALLAWAY GOLF COMPANY,

OTP LLC,

TRAVISMATHEW, LLC,

and

JOHN KRUGER,

AS MEMBER REPRESENTATIVE

dated as of August 3, 2017

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A	Accounting Policies

Exhibit B	Form of Escrow Agreement

Exhibit C	Form of Non-Competition Agreement

Exhibit D	R&W Insurance Policy

Exhibit E	Form of Support Agreement

Exhibit F	Form of Letter of Transmittal

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 3, 2017, is made and entered into by and among Callaway Golf Company, a Delaware corporation (“Parent”), OTP LLC, a California limited liability company (“Merger Sub”), travisMathew, LLC, a California limited liability company (the “Company”), and John Kruger, an individual, in his capacity as the Member Representative (as hereinafter defined). Parent, Merger Sub, the Company and the Member Representative are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, Parent, Merger Sub and the Company desire to effect a merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the RULLCA (as hereinafter defined);

WHEREAS, the board of managers of the Company: (a) has approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; (b) has determined that it is in the best interests of the Company and the Company Members (as hereinafter defined), and has declared it advisable, to enter into this Agreement; and (c) has resolved to recommend adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger, by the Company Members;

WHEREAS, (a) the board of directors of Parent and the board of managers of Merger Sub have approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (b) the board of managers of Merger Sub: (i) has determined that it is in the best interests of Merger Sub and its sole member, and has declared it advisable, to enter into this Agreement; and (ii) has resolved to recommend adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger, by the sole member of Merger Sub;

WHEREAS, Parent, as the sole member of Merger Sub, has adopted this Agreement and approved the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, Company Members holding at least 85% of the outstanding Company Units in the aggregate have executed and delivered a Support Agreement (as hereinafter defined); and

WHEREAS, Company Members holding a majority of the outstanding Company Units, in accordance with the applicable provisions of the RULLCA and the Operating Agreement (as hereinafter defined), have approved the principal terms of this Agreement and the transactions contemplated hereby.

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Action” means any action, claim, demand, lawsuit, legal proceeding, litigation (at law or in equity), arbitration, complaint, investigation or proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before any Governmental Authority.

“Adjusted Merger Consideration” means the Base Merger Consideration, minus (x) the amount of any Working Capital Decrease, plus (y) the amount of any Working Capital Increase, plus (z) the amount of any Closing Date Cash.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.12.

“Ancillary Agreements” means the Escrow Agreement, the Support Agreements, the Non-Competition Agreements and each other agreement, instrument and/or certificate contemplated by this Agreement or such other agreements to be executed in connection with the transactions contemplated hereby or thereby.

“Antitrust Division” has the meaning set forth in Section 5.5(b).

“Antitrust Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including the HSR Act.

“Arbitration Firm” has the meaning set forth in Section 2.8(c)(ii).

“Articles” means the articles of organization of the Company, as amended from time to time.

“Audited Financial Statements” has the meaning set forth in Section 3.8(a)(i).

“BakerHostetler” has the meaning set forth in Section 12.18(a).

“Balance Sheet Date” has the meaning set forth in Section 3.8(a)(ii).

“Base Merger Consideration” equals $125,500,000.

“Business” means the business of the Company and its Subsidiaries as conducted as of the date of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or permitted to be closed in the State of California.

“California Secretary of State” means the Secretary of State of the State of California.

“Cash and Cash Equivalents” means cash and cash equivalents of the Company and its Subsidiaries, specifically including marketable securities, short-term investments and deposits with third parties (including deposits with landlords, and, for the avoidance of doubt, including deposits with landlords categorized as prepaid expenses), determined in accordance with GAAP. For the avoidance of doubt, Cash and Cash Equivalents shall be calculated net of issued but uncleared checks and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company and its Subsidiaries.

“Certificate” has the meaning set forth in Section 2.6(a)(iii).

“Certificate of Merger” means the certificate of merger with respect to the Merger to be filed with the California Secretary of State.

“Change in Control Payments” means (i) any amount payable by the Company, the Surviving Entity or their Subsidiaries at or at any time after the Closing to any current or former manager, employee, officer, director or consultant of the Company or its Subsidiaries pursuant to any plan, program, policy or arrangement (written or oral) adopted prior to the Closing providing for any transaction bonus, compensation or other similar amounts payable in connection with the consummation of the transactions contemplated by this Agreement, and (ii) any Taxes payable by the Company, the Surviving Entity or their Subsidiaries triggered by any of the payments identified in clause (i) above.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Cash” means the Cash and Cash Equivalents as of the close of business on the Business Day immediately preceding the Closing Date.

“Closing Date Net Working Capital” means the Net Working Capital as of the close of business on the Business Day immediately preceding the Closing Date.

“Closing Date Statement” has the meaning set forth in Section 2.8(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Class A Units” means, collectively: (i) the units of limited liability company interest of the Company designated in the Operating Agreement as “Class A Shares”; and (ii) any Equity Interests of the Company issued with respect to such units by reason of any reclassification, recapitalization, stock split or combination, exchange, or readjustment of such units, or any similar transaction, that is effected during the Interim Period.

“Company Class B Units” means, collectively: (i) the units of limited liability company interest of the Company designated in the Operating Agreement as “Class B Shares”; and (ii) any Equity Interests of the Company issued with respect to such units by reason of any reclassification, recapitalization, stock split or combination, exchange, or readjustment of such units, or any similar transaction, that is effected during the Interim Period.

“Company Member Approval” means the affirmative vote or written consent of Company Members holding a majority of the outstanding Company Units entitled to vote on the adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger.

“Company Members” means the holders of the Company Units, in their capacities as such.

“Company R&W Insurance Expense Portion” has the meaning set forth in Section 12.12.

“Company Required Governmental Approvals” has the meaning set forth in Section 3.4(a).

“Company Unit Merger Consideration” means, with respect to a Company Unit, an amount equal to the amount that would be distributed in respect of such Company Unit if, immediately prior to the Closing, the aggregate amount of the Final Merger Consideration were distributed by the Company in accordance with the Operating Agreement, as in effect immediately prior to the Effective Time.

“Company Units” means, with respect to a particular time, the Company Class A Units and the Company Class B Units then issued and outstanding.

“Company’s Accountants” means Moss Adams LLP.

“Confidentiality Agreement” means that certain letter agreement, dated as of April 24, 2017, by and between the Company and Parent.

“Contract” means any written contract, agreement, indenture, mortgage, lease, instrument or other legally binding written agreement, arrangement, understanding, undertaking, commitment or obligation.

“Cuater” means Cuater LLC, a California limited liability company.

“Cuater Asset Purchase Agreement” means the Asset Purchase Agreement by and between the Company and Cuater, dated as of the date hereof, and all other exhibits, schedules and other documents contemplated thereby.

“Current Assets” means the current assets of the Company and its Subsidiaries (consisting solely of the line item current asset accounts specified on Exhibit A), calculated in accordance with GAAP (except excluding Cash and Cash Equivalents and as otherwise noted on Exhibit A) and using the methodologies set forth on Exhibit A.

“Current Liabilities” means the current liabilities of the Company and its Subsidiaries (consisting solely of the line item current liability accounts specified on Exhibit A), calculated in accordance with GAAP (except excluding any Indebtedness and as otherwise noted on Exhibit A) and using the methodologies set forth on Exhibit A.

“D&O Indemnified Persons” has the meaning set forth in Section 8.3(a).

“De Minimis Claim Amount” has the meaning set forth in Section 9.3(a)(ii).

“Deductible” has the meaning set forth in Section 9.3(a)(ii).

“Disclosure Schedules” has the meaning set forth in Article 3.

“Dispute Notice” has the meaning set forth in Section 2.8(c)(i).

“Dissenter’s Act” means Article 11 of the RULLCA.

“Dissenting Units” has the meaning set forth in Section 2.11(a).

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other benefit or compensation plan, program, agreement or arrangement that is maintained, sponsored, contributed or required to be contributed to by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any Liability.

“Environmental Laws” means all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees, but solely as they relate to exposure to Hazardous Materials; or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Environmental Permit” means any permit, license, authorization, consent, registration, exemption or other approval required under applicable Environmental Laws.

“Equity Interest” means any share, capital stock, partnership interest, limited liability company interest, membership interest, joint venture interest or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person at any relevant time considered a single employer with the Company, its Subsidiaries or any of their Affiliates under Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 2.7(c).

“Escrow Agent” means Bank of America, National Association, a national banking association.

“Escrow Agreement” means the Escrow Agreement, to be dated as of the Closing Date, by and among Parent, the Member Representative and the Escrow Agent, in substantially the form of Exhibit B attached hereto.

“Escrow Amount” means the sum of (a) the Indemnity Escrow Amount plus (b) the Working Capital Escrow Amount.

“Escrow Termination Date” means the twelve (12)-month anniversary of the Closing Date.

“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 2.8(a).

“Estimated Closing Date Statement” has the meaning set forth in Section 2.8(a).

“Estimated Merger Consideration” means the Base Merger Consideration, minus (x) the amount of any Estimated Working Capital Decrease, plus (y) the amount of any Estimated Working Capital Increase, plus (z) the amount of any estimated Closing Date Cash.

“Estimated Working Capital Decrease” means the amount, if any, by which the Estimated Closing Date Net Working Capital is less than the Target Net Working Capital.

“Estimated Working Capital Increase” means the amount, if any, by which the Estimated Closing Date Net Working Capital exceeds the Target Net Working Capital.

“Excluded Units” has the meaning set forth in Section 2.6(a)(ii).

“Final Merger Consideration” has the meaning set forth in Section 2.8(c)(ii).

“Financial Statements” has the meaning set forth in Section 3.8(a)(ii).

“Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article 3 or Article 4 (as applicable); provided, however, that, in the case of the Company, such actual and intentional fraud shall be deemed to exist only if any of the individuals specified in the definition of “Knowledge of the Company” had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by the Company pursuant to Article 3, as qualified by the Disclosure Schedules, were actually breached or inaccurate when made, with the express intention that the other Parties will rely thereon to their detriment, and provided, further, that in the case of Parent, such actual and intentional fraud shall be deemed to exist only if any of Parent’s executive officers had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by Parent or Merger Sub pursuant to Article 4 were actually breached or inaccurate when made, with the express intention that the other Parties will rely thereon to their detriment.

“FTC” has the meaning set forth in Section 5.5(b).

“Fundamental Representations” has the meaning set forth in Section 9.1.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied in accordance with the past custom and practices of the Company and its Subsidiaries.

“General Principles of Law, Equity and Public Policy” means, with reference to the enforceability of any Contract, that enforceability may be limited by: (a) general principles of law, equity and public policy, including principles regarding the enforceability of covenants not to compete and similar restrictive covenants; principles regarding the availability of specific performance, injunctive relief, or other equitable remedies; principles requiring good faith and fair dealing in the performance and enforcement of a Contract by the party seeking its enforcement; principles requiring reasonableness in the performance and enforcement of a Contract by the party seeking its enforcement; principles requiring consideration of the materiality of a breach and the consequences of the breach to the party seeking enforcement; and principles requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; or (b) bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar Laws affecting the rights of debtors and creditors generally.

“Governmental Authority” means any federal, state, local or foreign governmental, quasi-governmental, regulatory or administrative body, instrumentality, department, commission or agency, or any federal, state, local or foreign court, tribunal, arbitration panel, commission or other similar dispute-resolving panel or body.

“Hazardous Materials” means any material, substance or waste that is listed, classified, regulated, characterized or otherwise defined as “hazardous,” “toxic,” “radioactive,” or words of similar intent or meaning under applicable Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, urea formaldehyde insulation, toxic mold, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” of the Company and its Subsidiaries means, at a particular time, without duplication, determined on an aggregate basis, (a) the outstanding principal amount of, accrued and unpaid interest on, premiums, penalties and other payment obligations (including any prepayment or termination premiums and penalties payable as a result of the consummation of the transactions contemplated by this Agreement) arising under indebtedness for borrowed money of the Company or any of its Subsidiaries; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Date Net Working Capital); (c) long- or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; and (g) guarantees made by the Company or any of its Subsidiaries on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); provided, however, that “Indebtedness” shall not include any intra-company obligations, loans or transactions between the Company and its Subsidiaries.

“Indemnified Party” has the meaning set forth in Section 9.5(a).

“Indemnifying Party” has the meaning set forth in Section 9.5(a).

“Indemnity Escrow Amount” means an amount in cash equal to $627,500.

“Indemnity Escrow Subaccount” means the subaccount of the Escrow Account into which the Indemnity Escrow Amount will be deposited, as more fully described in the Escrow Agreement.

“Insurance Policy” has the meaning set forth in Section 3.20.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, and Internet domain names, together with all translations, adaptations and combinations thereof, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing; (c) all copyrights and other protectable works of authorship, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and other confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all computer software (including source code, executable code, data, databases, and related documentation); (f) all proprietary and intellectual property rights in the foregoing, and all other intellectual property and related proprietary rights, interests and protections; and (g) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Interim Financial Statements” has the meaning set forth in Section 3.8(a)(ii).

“Interim Period” has the meaning set forth in Section 5.1.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of any of Travis Brasher, Ryan Ellis, Adam Ainbinder and John Kruger, after reasonable inquiry of such individual’s direct reports, as set forth on Schedule 1.1(a).

“Law” means any law (including common law), statute, treaty, code, rule, regulation or ordinance of a Governmental Authority.

“Lease” means any written lease, sublease, license, right of use, concession and other agreement, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, and other interest in real property held by the Company or any of its Subsidiaries.

“Letter of Transmittal” has the meaning set forth in Section 2.9(a).

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company or any of its Subsidiaries pursuant to Licenses and that is used in the operation of the Business as currently conducted.

“Licenses” means all agreements providing for licenses of Licensed Intellectual Property to the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, pledge, lien, deed of trust, easement, encroachment, right of way, right of first refusal, license, encumbrance or other security interest in respect of such property or asset. For the avoidance of doubt, the license or other grant of rights with respect to Intellectual Property, in and of itself, shall not be deemed to be a Lien.

“Loss(es)” means, with respect to any Person, any and all liabilities, losses, Taxes, damages, assessments, fines, interest, penalties, deficiencies and costs and expenses (including reasonable attorneys’ and other professionals’ fees and expenses) against or affecting such Person.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that a “Material Adverse Effect” shall not include any change, effect, event, occurrence, state of facts or development in or attributable to: (a) general economic or business conditions; (b) financial, banking or securities markets of the United States in general (including any disruption thereof and any decline in the price of any security or any market index); (c) acts of God or other calamities, national or international political or social conditions, including the engagement and/or escalation by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (d) conditions affecting generally the industry in which the Company and its Subsidiaries participate; (e) the announcement or pendency of the transactions contemplated by this Agreement; (f) the identity or business plans of Parent or any of its Affiliates; (g) changes in applicable Laws or the interpretation thereof; (h) any change in GAAP or other accounting requirements or principles; (i) the failure of the Company and its Subsidiaries to meet or achieve the results set forth in any internal projections (provided that this clause (i) shall not prevent the underlying facts giving rise or contributing to such failure, if not otherwise excluded from the definition of Material Adverse Effect, from being taken into account in determining whether a Material Adverse Effect has occurred); or (j) any change resulting from compliance with the express terms of, or any actions taken (or not taken) by any Party that are expressly required or permitted by, this Agreement; provided further that any change, effect, event, occurrence, state of facts or development referred to in clauses (a), (b), (c), (d), (g) or (h) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event, occurrence, state of facts or development has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its business.

“Material Contract” has the meaning set forth in Section 3.15(a).

“Maximum Premium” has the meaning set forth in Section 8.3(b).

“Member Indemnitee” and “Member Indemnitees” have the respective meanings set forth in Section 9.4.

“Member Representative” has the meaning set forth in Section 12.17(a).

“Member Representative Expenses” has the meaning set forth in Section 12.17(c).

“Member Representative Reimbursement Amount” means an amount in cash equal to $250,000.

“Member Representative Reimbursement Fund” has the meaning set forth in Section 2.7(d).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration Decrease” has the meaning set forth in Section 2.8(d)(ii).

“Merger Consideration Increase” has the meaning set forth in Section 2.8(d)(i).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Net Closing Merger Consideration” means the Estimated Merger Consideration minus (w) the Payoff Amount minus (x) any Transaction Expenses that remain unpaid as of the Closing minus (y) the Escrow Amount minus (z) the Member Representative Reimbursement Amount.

“Net Working Capital” means an amount (which may be a negative or positive number) in dollars equal to (x) the Current Assets minus (y) the Current Liabilities. For the avoidance of doubt, Net Working Capital shall be calculated prior to the application of purchase accounting and without taking into consideration the transactions contemplated by this Agreement. By way of example, the Net Working Capital as of December 31, 2016, is set forth on Exhibit A.

“Non-Competition Agreement” means the Non-Competition and Non-Solicitation Agreement, to be dated as of the Closing Date, by and between Parent and each of the individuals set forth on Schedule 6.1(e), in substantially the form of Exhibit C attached hereto.

“Operating Agreement” means the operating agreement of the Company, as amended from time to time.

“Order” means any order, writ, injunction, decree, stipulation, judgment, award, determination, direction or demand of a Governmental Authority.

“Ordinary Course” means the ordinary course of business consistent with past custom and practice.

“Outside Date” has the meaning set forth in Section 11.1(b).

“Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries, which for purposes of this Agreement shall be deemed to include all items of Intellectual Property listed on Schedule 3.14(d).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Indemnitee” and “Parent Indemnitees” have the respective meanings set forth in Section 9.2.

“Parent Required Governmental Approvals” has the meaning set forth in Section 4.3(a).

“Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.

“Payment Spreadsheet” has the meaning set forth in Section 2.6(b).

“Payoff Amount” has the meaning set forth in Section 2.7(a).

“Payoff Letters” has the meaning set forth in Section 6.1(a).

“Permit” means all permits, licenses, authorizations, registrations, franchises, approvals, consents, certificates, variances and similar rights granted by or obtained from any Governmental Authority.

“Permitted Liens” means: (a) Liens for Taxes or other governmental charges which are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or any of its Subsidiaries with appropriate reserves maintained in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course; (c) statutory Liens for landlords for amounts which are not yet due and payable; (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Leased Real Property which do not materially impair the use or occupancy of the Leased Real Property in connection with the operation of the Business as currently conducted thereon; (e) Liens incurred or deposits made in the Ordinary Course in connection with worker’s compensation, unemployment insurance, social security retirement or similar programs; (f) Liens on goods in transit incurred pursuant to documentary letters of credit; (g) licenses of Intellectual Property; (h) purchase money Liens and Liens securing rental payments under capital lease arrangements; (i) Liens which are not reasonably likely to materially detract from the value of or materially impair the continued use of the asset or property to which they relate, as used on the date hereof; (j) transfer restrictions under applicable federal and state securities Laws; and (k) Liens associated with Indebtedness which will be paid off at Closing.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Authority.

“Post-Transaction Employees” has the meaning set forth in Section 8.2(a).

“Pre-Closing Tax Period” means any Tax period (including a portion of any Straddle Period) ending on or before the Closing Date.

“Pre-Closing Tax Proceeding” has the meaning set forth in Section 10.4.

“Privileged Information” has the meaning set forth in Section 12.18(d).

“Pro Rata Share” means, with respect to any given Company Member, the percentage set forth opposite such Company Member’s name on the Payment Spreadsheet.

“Real Property Leases” has the meaning set forth in Section 3.7(b).

“Registered IP” has the meaning set forth in Section 3.14(d).

“Related Person” has the meaning set forth in Section 3.18.

“RULLCA” means the California Revised Uniform Limited Liability Company Act, as amended.

“R&W Insurance Company” means Beazley USA Services, Inc. or an Affiliate thereof.

“R&W Insurance Expenses” has the meaning set forth in Section 12.12.

“R&W Insurance Policy” means that certain Buyer’s Representations and Warranties Insurance Policy, attached hereto as Exhibit D, issued by the R&W Insurance Company.

“Schedule” has the meaning set forth in Article 3.

“Schedule Supplement” has the meaning set forth in Section 5.7.

“Significant Schedule Supplement” has the meaning set forth in Section 5.7.

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and, for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Support Agreement” means the Support Agreement delivered to Parent by each Company Member set forth therein concurrently with the execution of this Agreement, in substantially the form of Exhibit E attached hereto.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Target Net Working Capital” means $10,800,000.

“Tax” or “Taxes” means all taxes, however denominated, including any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other like assessment or charge in the return of a tax, whether computed on a separate or consolidated, unitary or combined basis, or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, filed or required to be filed, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 9.5(b)(i).

“Title XI Partnership Audit Provisions” has the meaning set forth in Section 10.7.

“Transaction Deductions” means any income Tax deductions that would result from or be attributable to the transactions contemplated by this Agreement or that were incurred in connection with this Agreement and the transactions contemplated hereby, including: (a) the write-off of deferred financing fees, costs and expenses; (b) the payment of any transaction related fees, costs or expenses, including fees and disbursements of counsel, financial advisors, brokers, finders, investment bankers and accountants; and (c) the payment of Indebtedness or similar amounts. The Member Representative’s reasonable determination of the amount of each such item referred to in the preceding sentence shall be conclusive for purposes of this Agreement.

“Transaction Expenses” means (without duplication and solely to the extent any of the following obligations has not been paid by the Company prior to the Closing) any and all: (a) legal, accounting, investment banking, consulting and other out-of-pocket fees, costs or expenses incurred by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (including any such fees, costs and expenses of the ultimate parent entity of the Company incurred in connection with any filing required under the HSR Act or any other Antitrust Laws); (b) costs and expenses incurred by the Member Representative prior to the Closing; (c) all Change in Control Payments; (d) the Company R&W Insurance Expense Portion; and (e) any other costs or expenses set forth on Schedule 1.1(b).

“Transfer Taxes” has the meaning set forth in Section 10.2.

“Unfunded Indemnity Obligations” means the indemnity obligations pursuant to Article 9 hereof of those Company Members who have not executed a Support Agreement and/or Letter of Transmittal prior to the Closing.

“Unresolved Claim” has the meaning set forth in Section 9.8.

“WARN Act” has the meaning set forth in Section 8.2(d).

“Working Capital Decrease” means the amount, if any, by which the Closing Date Net Working Capital is less than the Target Net Working Capital.

“Working Capital Escrow Amount” means an amount in cash equal to $750,000.

“Working Capital Escrow Subaccount” means the subaccount of the Escrow Account into which the Working Capital Escrow Amount will be deposited, as more fully described in the Escrow Agreement.

“Working Capital Increase” means the amount, if any, by which the Closing Date Net Working Capital exceeds the Target Net Working Capital.

ARTICLE 2

THE MERGER

2.1    The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the RULLCA, at the Effective Time: (a) Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease; and (b) the Company shall be the surviving entity in the Merger (the “Surviving Entity”) and shall continue its existence as a limited liability company and a wholly owned subsidiary of Parent. The Merger shall have the effects set forth in this Agreement and Section 17710.16 of the RULLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the properties, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, and duties of the Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Entity. The Surviving Entity may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of the Company in order to carry out and effectuate the transactions contemplated by this Agreement. Subject to Article 9, the Surviving Entity shall thereafter be responsible and liable for all the Liabilities of the Company.

2.2    Closing. Subject to the satisfaction or waiver of the conditions precedent specified in Article 7, the closing of the transactions contemplated by this Agreement (collectively, the “Closing”) will take place at the offices of Baker & Hostetler LLP, 600 Anton Boulevard, Suite 900, Costa Mesa, California 92626, at 10:00 a.m., Pacific time, as soon as practicable on or after the execution and delivery of this Agreement, but in any event no later than two (2) Business Days following the satisfaction or waiver of the conditions precedent specified in Article 7 or at such other time, date and place as the Parties may mutually agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”. The Parties mutually agree that the Closing may take place by the electronic exchange of executed counterpart documents and the electronic transfer of funds.

2.3    Effective Time. Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing all necessary documentation, including by filing the Certificate of Merger with the California Secretary of State in accordance with the RULLCA. The Merger shall become effective on such date and at such time as the Certificate of Merger is duly filed with the California Secretary of State or such later time as is agreed upon by the Parties in writing and specified in the Certificate of Merger in accordance with the RULLCA. The time when the Merger becomes effective is hereinafter referred to as the “Effective Time”.

2.4    Articles and Operating Agreement of the Surviving Entity. At the Effective Time: (a) the Articles, as in effect immediately prior to the Effective Time, shall be amended and restated as a result of the Merger so as to read in their entirety in the form of the articles of organization of Merger Sub, except that the name of the Surviving Entity shall be “travisMathew, LLC” and, as so amended, shall be the articles of organization of the Surviving Entity, until thereafter duly amended as provided therein and by applicable Law, and (b) the Operating Agreement, as in effect immediately prior to the Effective Time, shall be amended and restated as a result of the Merger to read in its entirety in the form of the operating agreement of Merger Sub, except that the name of the Surviving Entity shall be “travisMathew, LLC” and, as so amended, shall be the operating agreement of the Surviving Entity, until thereafter duly amended as provided therein, in the articles of organization of the Surviving Entity and by applicable Law.

2.5    Managers and Officers of the Surviving Entity. The managers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the managers of the Surviving Entity until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the RULLCA and the operating agreement of the Surviving Entity. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Entity until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the RULLCA and the operating agreement of the Surviving Entity.

2.6    Cancellation or Conversion of Limited Liability Company Interests.

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of Parent, Merger Sub or the Company:

(i)    each unit of limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable unit of limited liability company interest of the Surviving Entity;

(ii)    each Company Unit owned by Parent, Merger Sub or any direct or indirect Subsidiary thereof immediately prior to the Effective Time (collectively, the “Excluded Units”) shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable with respect thereto or in exchange therefor; and

(iii)    each Company Unit (other than the Excluded Units and the Dissenting Units) shall be converted into the right to receive, subject to the terms of this Agreement, the Company Unit Merger Consideration. All such Company Units, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Company Member holding an original certificate (a “Certificate”) that, immediately prior to the Effective Time, represented any such outstanding Company Units shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 2.6, without interest.

(b)    Not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a spreadsheet (the “Payment Spreadsheet”), certified by an officer of the Company, that sets forth: (i) the portion of the Net Closing Merger Consideration that each Company Member is entitled to receive in accordance with the Operating Agreement, as in effect immediately prior to the Effective Time; (ii) the proportion (expressed as a percentage) of the Merger Consideration Increase, if any, that each Company Member is entitled to receive in accordance with the Operating Agreement, as in effect immediately prior to the Effective Time; (iii) the amounts and payees to be paid pursuant to the Payoff Letters, which shall constitute all Indebtedness of the Company outstanding as of the Effective Time; (iv) the amounts of any Transaction Expenses that remain unpaid as of immediately prior to the Closing and the payees to whom such amounts are owed (including, with respect to any Change in Control Payments, the amount of Taxes payable by the Company, the Surviving Entity or their Subsidiaries with respect thereto); (v) wire instructions with respect to all amounts designated in such statement; (vi) the Escrow Amount to be paid to the Escrow Agent; (vii) the Member Representative Reimbursement Amount; and (viii) each Company Member’s Pro Rata Share.

2.7    Payments at Closing. At the Effective Time, Parent shall make, or cause to be made, the following payments:

(a)    to the payees specified in the Payoff Letters, the amount of funds required to be paid pursuant to such Payoff Letters (collectively, the “Payoff Amount”), which amounts and payees will be set forth on the Payment Spreadsheet, by wire transfer of immediately available funds to the account or accounts designated in the Payoff Letters;

(b)    to the payees specified on the Payment Spreadsheet, the amount of funds required to be paid with respect to any Transaction Expenses, as set forth on the Payment Spreadsheet, by wire transfer of immediately available funds to the account or accounts of such payees designated on the Payment Spreadsheet (provided that Parent shall cause any Change in Control Payments to be paid to the payees designated on the Payment Spreadsheet through the Surviving Entity’s payroll, less applicable Tax withholding, as soon as practicable following the Effective Time);

(c)    to the Escrow Agent, the Escrow Amount, by wire transfer of immediately available funds to an account designated by the Escrow Agent pursuant to the Escrow Agreement, as set forth on the Payment Spreadsheet (the “Escrow Account”); and

(d)    to the Member Representative, the Member Representative Reimbursement Amount, by wire transfer of immediately available funds to an account designated by the Member Representative, as set forth on the Payment Spreadsheet (the “Member Representative Reimbursement Fund”).

2.8    Merger Consideration Adjustment.

(a)    Estimated Closing Date Statement. Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Estimated Closing Date Statement”) certified by an officer of the Company containing a good faith calculation (in reasonable detail), together with reasonably detailed supporting documentation, of: (i) the estimated Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”) and the components thereof; (ii) the Estimated Working Capital Increase or Estimated Working Capital Decrease, as the case may be; (iii) the estimated Closing Date Cash; and (iv) the resulting calculation of the Estimated Merger Consideration.

(b)    Closing Date Statement. Within ninety (90) days after the Closing Date, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Member

Representative a statement (the “Closing Date Statement”) setting forth in reasonable detail Parent’s calculation, of: (i) the Closing Date Net Working Capital; (ii) the Working Capital Increase or Working Capital Decrease, as the case may be; (iii) the amount of the Closing Date Cash; and (iv) the resulting calculation of the Adjusted Merger Consideration. Together with the Closing Date Statement, Parent shall provide the Member Representative with reasonable supporting documentation of such calculation.

(c)    Disputes.

(i)    If the Member Representative objects to Parent’s calculation of the Closing Net Working Capital, the Working Capital Increase or the Working Capital Decrease, as the case may be, the amount of the Closing Date Cash, or the resulting calculation of the Adjusted Merger Consideration as set forth in the Closing Date Statement, then, within fifteen (15) days after the delivery to the Member Representative of the Closing Date Statement (the “Review Period”), the Member Representative shall deliver to Parent a written notice (a “Dispute Notice”) describing in reasonable detail the Member Representative’s objections to Parent’s calculation of the amounts set forth in such Closing Date Statement and containing a statement setting forth the calculation of the Closing Net Working Capital, the Working Capital Increase or Working Capital Decrease, as the case may be, the amount of the Closing Date Cash, and the resulting calculation of the Adjusted Merger Consideration, in each case determined by the Member Representative to be correct. If the Member Representative does not deliver a Dispute Notice to Parent during the Review Period, then Parent’s calculation of the amounts set forth in the Closing Date Statement shall be binding and conclusive on the Parties.

(ii)    If the Member Representative delivers a Dispute Notice, and if Parent and the Member Representative are unable to agree upon the calculation of the amounts set forth in the Closing Date Statement within thirty (30) days after such Dispute Notice is delivered to Parent, then the Member Representative and Parent shall jointly engage the firm of Ernst & Young LLP (the “Arbitration Firm”) to resolve such dispute. Within ten (10) days after the Arbitration Firm is appointed, Parent shall forward a copy of the Closing Date Statement to the Arbitration Firm, and the Member Representative shall forward a copy of the Dispute Notice to the Arbitration Firm, together with, in each case, all relevant supporting documentation. The Arbitration Firm’s role shall be limited to resolving such objections and determining the correct calculations to be used on only the disputed portions of the Closing Date Statement (including any dispute with respect to the timeliness of delivery or receipt of any Dispute Notice), and the Arbitration Firm shall not make any other determination, including any determination as to whether any other items on the Closing Date Statement are correct or whether the Target Net Working Capital is correct. The Arbitration Firm shall not assign a value to any item greater than the greatest value for such item claimed by the Member Representative or Parent or less than the smallest value for such item claimed by the Member Representative or Parent and shall be limited to the selection of either the Member Representative’s or Parent’s position on a disputed item (or a position in between the positions of the Member Representative or Parent) based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review. In resolving such objections, the Arbitration Firm shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Closing Date Statement. The Arbitration Firm shall deliver to the Member Representative and Parent a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Arbitration Firm by the Member Representative and Parent) of the disputed items submitted to the Arbitration Firm within thirty (30) calendar days of receipt of such disputed items. The determination by the Arbitration Firm of the disputed amounts and the Adjusted Merger Consideration shall be conclusive and binding on the Parties, absent manifest error. The fees and expenses of the Arbitration Firm for such determination shall be borne by the Member Representative, on the one hand, and Parent, on the other hand, in inverse proportion to the manner in which such Person prevails on the items resolved by the Arbitration Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be computed by the Arbitration Firm at the time its determination of the items in dispute is rendered. For example, should the items in dispute total in amount to $1,000 and the Arbitration Firm awards $600 in favor of the Member Representative’s position, 60% of the costs and expenses of the Arbitration Firm would be borne by Parent and 40% would be borne by the Member Representative. The Adjusted Merger Consideration, as finally determined pursuant to this Section 2.8(c), shall be referred to herein as the “Final Merger Consideration”.

(d)    Payment of Merger Consideration Adjustment.

(i)    If the Final Merger Consideration exceeds the Estimated Merger Consideration (such excess, a “Merger Consideration Increase”), then (A) Parent shall, within two (2) Business Days following the final determination of the Final Merger Consideration, pay to each Company Member an amount equal to such Company Member’s applicable portion of the Merger Consideration Increase, in accordance with the Payment Spreadsheet, by wire transfer of immediately available funds to an account (or accounts) designated by such Company Member in writing prior to such payment date (including in such Company Member’s Letter of Transmittal), and (B) Parent and the Member Representative shall, within two (2) Business Days following the final determination of the Final Merger Consideration, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Working Capital Escrow Subaccount to the Company Members in an amount equal to each Company Member’s Pro Rata Share. If the Final Merger Consideration equals the Estimated Merger Consideration, Parent and the Member Representative shall, within two (2) Business Days following the final determination of the Final Merger Consideration, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Working Capital Escrow Subaccount to the Company Members in an amount equal to each Company Member’s Pro Rata Share.

(ii)    If the Estimated Merger Consideration exceeds the Final Merger Consideration (such excess, a “Merger Consideration Decrease”), then Parent and the Member Representative shall, within two (2) Business Days following the final determination of the Final Merger Consideration, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Working Capital Escrow Subaccount an amount equal to the lesser of (A) the Merger Consideration Decrease, or (B) the amount in the Working Capital Escrow Subaccount to Parent, by wire transfer of immediately available funds to an account (or accounts) designated by Parent in such joint written instructions, and shall release the remaining balance of the Working Capital Escrow Subaccount, if any, to the Company Members in an amount equal to each Company Member’s Pro Rata Share.

(iii)    Parent agrees that the adjustments to the Estimated Merger Consideration and the dispute resolution provisions provided for in Section 2.8(c) shall be the exclusive remedies for the matters addressed herein, and that the Working Capital Escrow Subaccount shall be Parent’s sole recourse with respect to, and the exclusive source of funds for, payment of the Merger Consideration Decrease (if any) required to be made pursuant to Section 2.8(d)(ii).

(e)    Cooperation. For purposes of complying with the terms set forth in Sections 2.8(c) and 2.8(d), each of Parent and the Member Representative shall cooperate with each other and make available to the other Party, the other Party’s representatives and the Arbitration Firm all information, records, data and working papers, and shall permit reasonable access during normal business hours and upon the giving of reasonable notice to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Date Statement and the resolution of any disputes thereunder.

2.9    Payment Procedures.

(a)    Prior to, or promptly following, the Closing, the Company or the Surviving Entity, as applicable, shall deliver to each Company Member a letter of transmittal, in substantially the form of Exhibit F attached hereto (the “Letter of Transmittal”), which shall: (i) contain instructions for surrendering such Company Member’s Certificates, if any, and delivering the Letter of Transmittal, and receiving such Company Member’s applicable portion of the Final Merger Consideration (as provided in Section 2.9(b)); (ii) specify that delivery shall be effected, and risk of loss and title to such Company Units shall pass, upon proper delivery to Parent of such Company Member’s Certificates, if any, and duly completed and validly executed Letter of Transmittal; (iii) contain a general release of claims against Parent and the Company; (iv) contain an agreement to be bound by the indemnification and other obligations set forth in this Agreement; and (v) contain such other provisions as Parent and the Company may mutually agree upon.

(b)    With respect to any duly completed and validly executed Letters of Transmittal and Certificates, if any, surrendered by a Company Member to Parent after the Effective Time, Parent shall, as promptly as practicable, pay to such Company Member such Company Member’s applicable portion of the Net Closing Merger Consideration or, if then determined, the Final Merger Consideration, in accordance with this Agreement and the Payment Spreadsheet, without interest, by wire transfer of immediately available funds to an account or accounts specified in the Letter of Transmittal. For the avoidance of doubt, upon the surrender of such Letters of Transmittal and Certificates, if any, each Company Member shall also be entitled (to the extent not already paid) to the following amounts that may be payable in the future in respect of the Company Units formerly represented by such Certificates: (i) amounts due on account of any Merger Consideration Increase as provided in Section 2.8(d)(i), (ii) any release of funds from the Escrow Account as provided in Section 9.8 and the Escrow Agreement, and (iii) any release of funds from the Member Representative Reimbursement Fund as provided in Section 12.17(c), in each case, at the respective time and subject to the terms specified herein and therein.

(c)    If payment is to be made to a Person other than the Person in whose name the Company Units are registered, it shall be a condition of payment that: (i) the Certificate evidencing such Company Units, if any, shall be properly endorsed or shall otherwise be in proper form for transfer; (ii) the Letter of Transmittal delivered to Parent shall be duly completed and validly executed and otherwise in proper form; and (iii) the Person requesting such payment shall pay any Taxes required by reason of the payment to a Person other than the Company Member in whose name the Company Units are registered, or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable.

(d)    After the Effective Time, there shall be no transfers of Company Units on the transfer books of the Surviving Entity. If, after the Effective Time, a Certificate is presented to Parent or the Surviving Entity, such Certificate shall be canceled and exchanged for the consideration as provided in Section 2.6.

(e)    Any portion of the Final Merger Consideration that remains undistributed immediately prior to the time at which such amounts would otherwise escheat or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. Neither Parent nor the Surviving Entity will be liable to any Company Member for any part of the Final Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.10    Adjustments. Notwithstanding anything to the contrary set forth in this Article 2, if, during the Interim Period, any change in the outstanding Company Units shall occur by reason of any reclassification, recapitalization, split or combination of Company Units, any exchange or readjustment of Company Units or any similar transaction, or any dividend of Equity Interests on the Company Units shall be effected, the consideration payable to the Company Members in respect of their Company Units set forth in the Payment Spreadsheet will be appropriately adjusted to reflect any such change.

2.11    Dissenting Units.

(a)    Notwithstanding anything to the contrary in this Agreement, any Company Units that are issued and outstanding immediately prior to the Effective Time that are held by Company Members properly exercising dissenter’s rights available under the Dissenter’s Act (the “Dissenting Units”) shall be converted into the right to receive payment from the Surviving Entity with respect thereto and shall not be converted into or be exchangeable for the right to receive cash or other consideration therefor unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Dissenter’s Act. Dissenting Units shall be treated in accordance with the Dissenter’s Act. If any holder of Dissenting Units shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Company Units shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, such holder’s applicable portion of the Final Merger Consideration, without interest, in respect of such Company Units in accordance with Section 2.6(b).

(b)    Prior to the Closing, the Company shall give to Parent (i) prompt written notice of any demands for appraisal rights with respect to any Company Units, attempted withdrawals of such demands and any other instruments served pursuant to the Dissenter’s Act and received by the Company relating to appraisal rights and (ii) the opportunity to participate in the conduct of all negotiations and proceedings with respect to demands for appraisal rights. Except with the prior written consent of Parent, prior to the Closing, and the Member Representative, after the Closing (in each case, not to be unreasonably withheld, conditioned or delayed by Parent and/or the Member Representative, as applicable), the Company shall not make any payment with respect to any demands for appraisal rights or settle any such demands for appraisal rights.

2.12    Purchase Price Allocation.

(a)    The Parties hereby agree and acknowledge that pursuant to Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2), the Merger hereunder will be treated for federal income Tax purposes by Parent as a purchase of the assets of the Company, and by the Company Members as a sale of their respective Company Units. For purposes of Section 751 of the Code and the statement required to be filed under Treasury Regulations Section 1.751-1(a)(3) and for purposes of the purchase of undivided interests in the assets of the Company pursuant to Revenue Ruling 99-6, 1999-1 C.B. 432, and Section 1060 of the Code and the Treasury Regulations thereunder, each as the case may be, the Parties agree that the Final Merger Consideration, as adjusted, and the Liabilities of the Company (plus other relevant and required items), will be allocated to the underlying assets of the Company in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder. As soon as practicable after the Closing, and in any event, within one hundred twenty (120) days of the Closing Date, Parent shall, subject to the provisions of Section 2.12(b), provide to the Member Representative a draft of such allocation (the “Allocation Schedule”) which Allocation Schedule shall reflect any adjustments to the Final Merger Consideration. The Parties shall file all Tax Returns, including IRS Form 8594 (with respect to Parent), in a manner consistent with the Allocation Schedule and the tax treatment described in this Section 2.12, and no Party shall take any position in any Tax Return that is inconsistent with the Allocation Schedule, as adjusted, unless required to do so by a final determination as defined in Section 1313 of the Code. The Parties agree to promptly advise each other regarding the existence of any Tax audit or administrative or judicial Tax proceeding related to the tax treatment of the Merger or the Allocation Schedule. Not later than thirty (30) days prior to the filing of Parent’s Form 8594 relating to this transaction, Parent shall deliver to the Member Representative a copy of its Form 8594.

(b)    Parent shall deliver (or cause to be delivered) a draft of the Allocation Schedule (and any adjustments thereto) to the Member Representative pursuant to Section 2.12(a) for the Member Representative’s review and comment, and shall consider all such comments in good faith. If within thirty (30) days after the Member Representative’s receipt of the draft Allocation Schedule, the Member Representative has not objected in writing to such draft Allocation Schedule, then such draft Allocation Schedule shall become the final Allocation Schedule (as it may be subject to adjustment from time to time pursuant to Section 2.12(a)). In the event the Member Representative objects in writing within such 30-day period, Parent shall consider such objections in good faith and shall negotiate with the Member

Representative in good faith to resolve any outstanding disagreements. If the Parties are unable to reach agreement within thirty (30) days after the date of the Member Representative’s notice of objection, then (i) such dispute shall be resolved, and (ii) the final Allocation Schedule (as it may be subject to adjustment from time to time pursuant to Section 2.12(a)) shall be determined by the Arbitration Firm. The final Allocation Schedule (as it may be subject to adjustment from time to time pursuant to Section 2.12(a)), as agreed upon by the Member Representative and Parent or otherwise determined pursuant to this Section 2.12(b), shall be final and binding upon the Parties. Each of the Member Representative and Parent shall bear all of their own respective fees, costs and expenses incurred in connection with the determination of the final Allocation Schedule (as it may be subject to adjustment from time to time pursuant to Section 2.12(a)), except the Member Representative and Parent (collectively) shall each pay one-half (50%) of the fees, costs and expenses of the Arbitration Firm, if any.

2.13    Withholding. Parent, Merger Sub, the Company, the Surviving Entity and the Member Representative shall be entitled to deduct and withhold from any amount paid or payable in connection with the transactions contemplated in this Agreement such amounts that Parent, Merger Sub, the Company, the Surviving Entity and the Member Representative are required to deduct and withhold under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so deducted and withheld and duly and timely deposited with the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. No later than five (5) days before the Closing, Parent shall notify the Member Representative if it believes any such withholding will be required from any payments in respect of Company Units (including Dissenting Units) and, if Parent believes such withholding is required, Parent shall cooperate in good faith with the Member Representative to reduce the amount of, or eliminate the necessity for, such withholding.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the schedules accompanying this Agreement (as each may be amended, updated or supplemented pursuant to Section 5.7, a “Schedule” and, collectively, the “Disclosure Schedules”), the Company represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing Date as follows:

3.1    Organization; Good Standing. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing, and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries possesses the requisite power and authority to own, lease and operate its properties as currently conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to conduct business and is in good standing (where such concept is applicable) under the Laws of each jurisdiction set forth on Schedule 3.1, which constitutes all jurisdictions in which the character of the assets owned or leased, or the nature of the business conducted, by each of them requires such licensing or qualification, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2    Capitalization.

(a)    The authorized limited liability company interest of the Company consists of Company Units. As of the date of this Agreement, 184,000 Company Class A Units are issued and outstanding and 760,662 Company Class B Units are issued and outstanding. Schedule 3.2(a) sets forth a complete and correct list of the holders of all the issued and outstanding Company Units, the address of each such holder and the number and class of Company Units owned of record by each such holder. Except as set forth in this Section 3.2(a) and Schedule 3.2(a), no other Equity Interests of the Company are authorized, issued or outstanding.

(b)    All of the issued and outstanding Company Units are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or other rights created by statute, the Articles or Operating Agreement or any Contract. Except as set forth on Schedule 3.2(b), there are no outstanding options, purchase rights, equity appreciation rights, profit participation or other similar rights with respect to Equity Interests or similar phantom rights of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company.

(c)    The Company is not a party to any Contract relating to the voting of, or requiring the issuance or sale of, any Equity Interests of the Company other than the Operating Agreement. There are no accrued and unpaid distributions with respect to any outstanding Company Units.

3.3    Power and Authority. The Company has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and, subject to the receipt of the Company Member Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Company and, except for receipt of the Company Member Approval, no other or further action or proceeding on the part of the Company or its equity holders is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Agreement will be, duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, and of each such Ancillary Agreement by the other parties thereto, constitutes, or will constitute, a valid and binding obligation of the Company, enforceable against it in accordance with its terms and conditions, subject to General Principles of Law, Equity and Public Policy.

3.4    Consents and Approvals; No Violation.

(a)    Except: (i) for the filing of the Certificate of Merger with the California Secretary of State; and (ii) for any filings required to be made pursuant to the HSR Act and any other Antitrust Laws (all of the foregoing, the “Company Required Governmental Approvals”), none of the Company or any of its Subsidiaries is required to give any material notice to, make any material filing with, or obtain any material authorization, consent, or approval of any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement or any of the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby.

(b)    Assuming the Company Required Governmental Approvals and the Company Member Approval are given, made or obtained, as the case may be, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not: (i) violate or conflict with any provision of the Articles or the Operating Agreement; (ii) violate any Law or Order to which the Company or any of its Subsidiaries is subject; (iii) require the consent of, notice to or other action by any Person under, materially conflict with, result in a material violation or breach of, or loss of any material benefit under, constitute a material default under, result in the acceleration or termination of, or create in any party the right to accelerate, terminate, modify or cancel, or result in the creation of a Lien upon, any Material Contract to which the Company or any of its Subsidiaries is a party; or (iv) trigger any “change of control” or other similar provisions contained in any Material Contract to which the Company or any of its Subsidiaries is a party.

3.5    Brokers’ Fees. Except as set forth on Schedule 3.5, none of the Company or any of its Subsidiaries has any Liability to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries.

3.6    Subsidiaries; Assets.

(a)    Schedule 3.6(a) sets forth: (i) the name of each Subsidiary of the Company; and (ii) the number and type of issued and outstanding Equity Interests of each Subsidiary of the Company. All of the issued and outstanding Equity Interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding equity appreciation rights, profit participation or other similar rights with respect to Equity Interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of any Subsidiary of the Company. The Company does not, either directly or indirectly, own of record or beneficially any Equity Interests in any Person (other than the Subsidiaries of the Company). All of the outstanding Equity Interests in each Subsidiary of the Company are owned of record by the Company or another Subsidiary of the Company, free and clear of all Liens other than Permitted Liens.

(b)    The Company and its Subsidiaries have good and valid title to, or lease and have a valid leasehold interest in, all of the tangible assets reflected as being owned by or leased to them in the Financial Statements, free and clear of all Liens, except for: (i) assets disposed of in the Ordinary Course after the Balance Sheet Date; and (ii) Permitted Liens.

3.7    Real and Personal Property. The Company (or the applicable Subsidiary of the Company) has sole, good and marketable title to, or in the case of leased property, has valid leasehold interests in, all real property and tangible personal property and other assets reflected on the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of all Liens other than Permitted Liens.

(a)    Owned Real Property. None of the Company or any of its Subsidiaries owns any real property.

(b)    Leased Real Property. Schedule 3.7(b) sets forth the address of each Leased Real Property, and a correct and complete list of all Leases for each such Leased Real Property (the “Real Property Leases”). With respect to each of the Real Property Leases: (i) the Company (or the applicable Subsidiary of the Company) enjoys peaceful and undisturbed possession under such Real Property Leases; (ii) all rent due and payable under such Real Property Leases has been paid to date; and (iii) none of the Company or any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(c)    Personal Property. The buildings, plants, structures, furniture, fixtures, machinery, equipment and other tangible personal property of the Company and any of its Subsidiaries are structurally sound, are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, and other tangible personal property is in need of maintenance or repairs except for maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment and other tangible personal property of the Company and any of its Subsidiaries are sufficient in all material respects for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

3.8    Financial Statements.

(a)    Correct and complete copies of the following financial statements have been delivered or made available to Parent prior to the date hereof:

(i)    the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2016, and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for the year then ended (the “Audited Financial Statements”); and

(ii)    the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2017 (the “Balance Sheet Date”) and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for the period then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b)    The Financial Statements: (i) have been prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, except that the Interim Financial Statements do not contain any footnotes and are subject to normal year-end audit adjustments; and (ii) present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries, taken as a whole, as of the dates thereof and for the periods covered thereby (with respect to the Interim Financial Statements, subject to normal year-end audit adjustments and any other adjustments expressly described therein).

3.9    Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, other than Liabilities which (a) are adequately reflected or reserved against in the Financial Statements or (b) have been incurred in the Ordinary Course since the Balance Sheet Date.

3.10    Absence of Certain Changes. Except as set forth on Schedule 3.10 or as otherwise contemplated or permitted by this Agreement, since the Balance Sheet Date: (a) there has not occurred any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) the Company and its Subsidiaries have conducted the Business in the Ordinary Course in all material respects; and (c) there has not been any (i) amendment of the Articles or Operating Agreement; (ii) split, combination or reclassification of any Equity Interests of the Company or any of its Subsidiaries; (iii) declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any Equity Interests of the Company or any of its Subsidiaries; (iv) issuance, sale or other disposition, or authorization of any issuance, sale or other disposition, of any of Equity Interests of the Company or any of its Subsidiaries, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Equity Interests of the Company or any of its Subsidiaries; (v) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of its Equity Interests or any options, warrants, calls or rights to acquire any such Equity Interests; (vi) material change in any method of accounting or accounting practice of the Company or any of its Subsidiaries, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements; (vii) termination or notice of termination received from a third party or amendment or modification, with respect to any Material Contract or Permit; (viii) incurrence, assumption or guarantee of any Indebtedness for borrowed money; (ix) new, change in or revocation of any material Tax election, filing of any amended Tax Return, adoption of or change in any method of Tax accounting, change in any annual Tax accounting period, entrance into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settlement or compromise of any claim, notice, audit report or assessment in respect of material Taxes, surrender of any right to claim a material Tax refund or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than any agreements solely among the Company and/or its Subsidiaries and Tax provisions in loan agreements, leases, license agreements and other commercial agreements entered into in the Ordinary Course and the principal purpose of which does not relate to Taxes, which Tax provisions are in form and substance substantially similar to those in other similar agreements of the Company that have been provided to Parent); (x) employment, change in control, retention, severance or similar service agreement entered into with any current or former manager, director, officer, employee or consultant of the Company or any of its Subsidiaries, or any Company Member, or increase in the compensation of any current or former managers, directors, officers, employees or consultants, except for annual and/or merit increases made in the Ordinary Course; or (xi) sale or other disposition of, or mortgage, pledge or other encumbrance of, any of the assets shown or reflected in the Financial Statements, except in the Ordinary Course and except for dispositions of obsolete or worthless assets.

3.11    Compliance with Law; Permits.

(a)    The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws and Orders. No Action alleging any failure to comply with any applicable Law or Order is pending or, to the Knowledge of the Company, currently threatened in writing against the Company or any of its Subsidiaries.

(b)    The Company and its Subsidiaries hold all material Permits required in connection with the conduct of the Business as currently conducted, and each such Permit is listed on Schedule 3.11(b). Each such Permit is valid and in full force and effect. The Permits listed on Schedule 3.11(b) collectively constitute all of the material Permits necessary to permit the Company and its Subsidiaries to lawfully conduct and operate the Business in the manner currently conducted and operated. The Company and its Subsidiaries are in material compliance with the terms and conditions of all such Permits, and there is no pending, or to the Knowledge of the Company, threatened action by or before any Governmental Authority to revoke, cancel, rescind, modify or refuse to renew in the Ordinary Course any of such Permits.

3.12    Environmental Matters.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)    the Company and its Subsidiaries are in compliance with all Environmental Laws;

(ii)    the Company and each of its Subsidiaries have all the Environmental Permits necessary to conduct the Business, the Company and each of its Subsidiaries are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing;

(iii)    since January 1, 2012, none of the Company or any of its Subsidiaries has received any written notice from any Governmental Authority or any other Person alleging that the Company or any of its Subsidiaries is not in compliance with any Environmental Law, and there is no litigation, investigation, request for information or other proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under any Environmental Law; and

(iv)    the Leased Real Property and the existing uses and activities thereon, including the use, maintenance and operation of the Business as currently conducted, comply with all Environmental Laws, and there has been no release of Hazardous Materials at the Leased Real Property except in compliance with all Environmental Laws.

(b)    Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties contained in this Section 3.12 constitute the sole representations and warranties made by the Company in this Agreement with respect to environmental matters.

3.13    Tax Matters.

(a)    All income and other material Tax Returns required to have been filed by or in respect of the Company and each of its Subsidiaries (as any deadlines for filing may have been extended by duly filed applications for extension) have been timely filed. All such Tax Returns were correct and complete in all material respects, were prepared in substantial compliance with all applicable Laws and disclose all Taxes required to be paid for the periods covered thereby. All Taxes due and owing by the Company or any of its Subsidiaries have been paid (whether or not shown as due and owing on any Tax Returns). There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries. The Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party, and all Forms W-2 and 1099 and other applicable forms required with respect thereto have been properly completed and timely filed.

(b)    There is no Tax audit or administrative or judicial Tax proceeding pending with respect to the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has received from any Governmental Authority any written notice indicating an intent to investigate or open an audit or other review of any Tax or Tax Return of the Company or any of its Subsidiaries. No deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Authority. No issues relating to Taxes of the Company or any of its Subsidiaries were raised in writing by the relevant Governmental Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. There are no matters under discussion with any Governmental Authority with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company or its Subsidiaries.

(c)    None of the Company or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or made any request in writing for any such waiver or extension, and no power of attorney still in effect in respect of any Taxes has been executed or filed with any taxing authority. None of the Company or its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return (other than customary extensions of no longer than six (6) months). No written claim has been made by a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be required to file Tax Returns or pay Taxes in such jurisdiction.

(d)    The Company is currently classified (and has been classified since its organization) as a partnership for U.S. federal and all applicable state and local income Tax purposes. None of the Company or any of its Subsidiaries has made an entity classification election pursuant to Treasury Regulations Section 301.7701-3.

(e)    Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction” (as defined in Section 6707A(c)(2) of the Code).

(f)    Neither the Company nor any of its Subsidiaries has been a party to any Tax indemnification, Tax allocation or Tax sharing agreement pursuant to which the Company or any of its Subsidiaries, as applicable, will have any obligation to make any payments after the Closing Date, other than (i) any agreements solely among the Company and/or its Subsidiaries and (ii) Tax provision in loan agreements, leases, license agreements and other commercial agreements entered into in the Ordinary Course and the principal purpose of which does not relate to Taxes.

(g)    The Company has delivered or made available to Parent complete and accurate copies of federal, state, local and foreign Tax Returns of the Company and its predecessors for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company (or any predecessor of the Company) since the last day of the last taxable year, if any, for which the applicable statute of limitations is closed, with respect to Taxes of any type.

(h)    Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the United States.

(i)    The unpaid Taxes of the Company and its Subsidiaries do not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet set forth in the Financial Statements (rather than in any notes thereto), and since the Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(j)    Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties contained in this Section 3.13 constitute the sole representations and warranties made by the Company in this Agreement with respect to Tax matters.

3.14    Intellectual Property.

(a)    The Company and its Subsidiaries, collectively, exclusively own, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to all Owned Intellectual Property. The Company and its Subsidiaries, collectively, have the right to use all Licensed Intellectual Property in the conduct of the Business as currently conducted. Owned Intellectual Property and Licensed Intellectual Property include all of the material Intellectual Property that is used in the conduct of the Business as currently conducted.

(b)    The transactions contemplated by this Agreement will not (i) impair the right, title or interest of the Company and its Subsidiaries in or to or create a Lien on any of the Owned Intellectual Property, (ii) cause the release, disclosure, or delivery of any Owned Intellectual Property by any escrow agent or other Person, or (iii) cause the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Owned Intellectual Property, and each item of Owned Intellectual Property will continue to be owned by the Company or any of its Subsidiaries immediately after the Closing.

(c)    Except as set forth on Schedule 3.14(c), the operation of the Business as currently conducted by the Company and its Subsidiaries does not interfere with, infringe upon, misappropriate, or otherwise come in conflict with, any Intellectual Property of any Person; provided that the foregoing representation is made to the Knowledge of the Company with respect to (i) patents and patent applications owned by third parties and (ii) any Licensed Intellectual Property licensed pursuant to Licenses for commercially available off-the-shelf software or services to the extent such Licensed Intellectual Property is used by the Company or its Subsidiaries in accordance with the applicable License. Since January 1, 2012, none of the Company or any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any offer or demand to license any Intellectual Property of any Person) and, to the Knowledge of the Company, no such charge, complaint, claim demand or notice is currently threatened in writing or pending. No claims challenging the validity, enforceability, ownership or use of any Owned Intellectual Property are pending or, to the Knowledge of the Company, are currently threatened in writing. To the Knowledge of the Company, since January 1, 2012 no Person has interfered with, infringed upon, misappropriated or otherwise conflicted with any Owned Intellectual Property. Neither the Company nor any of its Subsidiaries have sent to any Person any notice alleging any infringement, misappropriation, or other violation by any Person of any Owned Intellectual Property, and to the Knowledge of the Company no Person is infringing, misappropriating or otherwise violating the rights of the Company or its Subsidiaries in any Owned Intellectual Property.

(d)    Schedule 3.14(d) identifies (i) all items of Intellectual Property that are registered or filed with any Governmental Authority by or on behalf of the Company or its Subsidiaries, including: (A) all patented or registered Intellectual Property, including all trademarks and Internet domain registrations; and (B) all pending patent applications or other applications for registration of Intellectual Property ((A) and (B) collectively, the “Registered IP”); (ii) all unregistered trade names or corporate names and all material unregistered trademarks and service marks used by the Company or its Subsidiaries in the conduct of the Business; (iii) the jurisdiction in which each such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number; and (iv) any other Person that has an ownership interest in any Registered IP or Intellectual Property listed in clause (ii) above (whether joint or otherwise) and the nature of such ownership interest.

(e)    All registrations for Registered IP are valid and unexpired and have not been abandoned or canceled. All documents, instruments and payments necessary to obtain, perfect and maintain the rights of the Company and its Subsidiaries in the Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority. None of the Owned Intellectual Property is subject to any outstanding consent, settlement, decree, order, injunction or ruling restricting the use or ownership thereof.

(f)    The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used or held by the Company and its Subsidiaries and, to the Company’s Knowledge, such material trade secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

(g)    Each Person who is or was an employee or contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any Intellectual Property for the Company or any of its Subsidiaries has signed a valid, enforceable agreement containing an assignment to the Company or its Subsidiaries of all Intellectual Property rights in such Intellectual Property and confidentiality provisions protecting such Intellectual Property.

(h)    Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties contained in this Section 3.14 constitute the sole representations and warranties made by the Company in this Agreement with respect to Intellectual Property matters.

3.15    Contracts.

(a)    Schedule 3.15(a) lists the following Contracts to which the Company or any of its Subsidiaries is a party (each, a “Material Contract”):

(i)    any Contract (or series of related Contracts) relating to the lease of personal property to or from any Person that involved, or is reasonably expected to involve, rental payment obligations in excess of $25,000 during the year ended December 31, 2016, or the year ending December 31, 2017, as applicable;

(ii)    any Real Property Lease;

(iii)    any Contract to purchase or sell real property;

(iv)    (A) any Contract entered into in the Ordinary Course for the purchase of supplies, products or goods that involved, or is reasonably expected to involve, payment obligations by the Company greater than $150,000 individually during the year ended December 31, 2016, or the year ending December 31, 2017, as applicable; and (B) any Contract entered into outside of the Ordinary Course for the purchase or sale of supplies, products or goods, or for the furnishing or receipt of services, in each case that involved, or is reasonably expected to involve, payment obligations by the Company greater than $10,000 individually during the year ended December 31, 2016, or the year ending December 31, 2017, as applicable;

(v)    any Contract that involves any partnership, strategic alliance, joint venture or sharing of profits in excess of $25,000 by the Company or any of its Subsidiaries with any other Person;

(vi)    any Contract concerning the ownership of investments in any Person or a minority Equity Interest in any Person;

(vii)    any Contract relating to Indebtedness;

(viii)    any (A) License (other than Licenses for commercially available off-the-shelf software) or (B) Contract pursuant to which the Company or any of its Subsidiaries is obligated to pay royalties to any other Person with respect to any Intellectual Property;

(ix)    any Contract pursuant to which the Company or any of its Subsidiaries has granted a license or other right to use any trademark or any other Owned Intellectual Property;

(x)    any Contract granting any Person any exclusive rights;

(xi)    any collective bargaining agreement or other agreement with any union or similar employee representative;

(xii)    any Contract for the employment or engagement of any individual on a full-time, part-time or consulting basis, other than any offer letter on the Company’s standard forms (which forms have been made available to Parent) that is terminable “at will” and does not provide for severance or termination benefits or any change in control or retention payments or benefits;

(xiii)    any powers of attorney or similar grants of agency;

(xiv)    any Contract with any Governmental Authority;

(xv)    any Contract obligating the Company or any of its Subsidiaries: (A) to refrain from competing with any business, (B) to refrain from conducting business in any particular jurisdiction, (C) to refrain from conducting any business with certain parties, or (D) to provide “most favored nations” terms for the benefit of any other Person;

(xvi)    any Contract with a Related Person;

(xvii)    any Contract that provides for the indemnification by the Company or any of its Subsidiaries of any Person or the assumption of any Tax, environmental or other liability of any Person;

(xviii)    any Contract that relates to the acquisition or disposition of any business or material assets or properties (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which there are any ongoing rights or obligations; and

(xix)    any Contract involving future annual payment obligations by the Company or any of its Subsidiaries in excess of $150,000 individually after the date hereof, except for any Contract that is terminable by the Company upon thirty (30) days’ notice or less without the payment of any penalty or fee.

(b)    The Company has delivered or made available to Parent a correct and complete copy of each Material Contract. Except as set forth on Schedule 3.15(b), with respect to each such Material Contract: (i) such Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the applicable Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, the other parties thereto, enforceable in accordance with its terms and conditions, subject to General Principles of Law, Equity and Public Policy; (ii) none of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other party thereto, is in breach or default in any material respect under, or has provided or received any notice of any intention to terminate, such Material Contract; and (iii) to the Knowledge of the Company, no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under such Material Contract.

3.16    Labor Matters. With respect to the Company and its Subsidiaries: (a) there is no collective bargaining agreement or relationship or other agreement with a labor organization or trade union to which the Company or any Subsidiary is a party or bound; (b) there is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, currently threatened in writing before the National Labor Relations Board or any other Governmental Authority; (c) since January 1, 2012, there has been no labor strike, lockout, work stoppage or other material labor dispute or formal complaint pending nor, to the Knowledge of the Company, is any of the foregoing currently threatened in writing; (d) to the Knowledge of the Company, no union organization campaign is in process with respect to any employees of the Company or any of its Subsidiaries; and (e) the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, and occupational safety and health. There are no Actions against the Company or its Subsidiaries pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment or service of any current or former employee or independent contractor of the Company that would reasonably be expected to result, individually or in the aggregate, in a material Liability to the Company or its Subsidiaries. Each individual providing services to the Company and its Subsidiaries has been properly classified by such entity as an employee or independent contractor and, with respect to employees, has been properly classified as exempt or non-exempt, with respect to each such entity for all purposes under applicable Law and the Employee Benefit Plans, except for any improper classification that would not reasonably be expected to result, individually or in the aggregate, in a material Liability to the Company or its Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties contained in this Section 3.16 and Section 3.17 below constitute the sole representations and warranties made by the Company in this Agreement with respect to labor matters.

3.17    Employee Benefits Plans.

(a)    Schedule 3.17(a) sets forth a correct and complete list of each Employee Benefit Plan, other than any offer letter that is terminable “at will” and does not provide for severance. With respect to each Employee Benefit Plan, the Company has delivered or made available to Parent correct and complete copies of: (i) all plan and trust documents and any amendments thereto, summary plan descriptions and insurance contracts; (ii) the most recent Internal Revenue Service determination, advisory or opinion letter; (iii) the most recent IRS Form 5500, as filed, in each case if applicable; and (iv) all material filings and correspondence with any Governmental Authority with respect thereto.

(b)    Each Employee Benefit Plan has been maintained and administered in compliance in all material respects with the terms of such Employee Benefit Plan, the applicable requirements of the Code and ERISA and any other applicable Laws. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination, advisory or opinion letter from the Internal Revenue Service, and no event has occurred or condition exists that could reasonably be expected to adversely affect the qualification of such Employee Benefit Plan. To the Knowledge of the Company, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Employee Benefit Plan.

(c)    With respect to each Employee Benefit Plan, all material payments, contributions and premiums that are required to have been made in accordance with the terms of such Employee Benefit Plan and applicable Laws have been made. There are no Actions (other than routine claims for benefits in the Ordinary Course) pending or, to the Knowledge of the Company, currently threatened in writing with respect to any Employee Benefit Plan, other than any such Actions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)    None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has ever maintained, sponsored, contributed to, had any obligation to contribute to, or had any Liability under or with respect to a “defined benefit plan,” as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(e)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) entitle any current or former employee or independent contractor to any payment, forgiveness of Indebtedness, vesting, distribution, or increase in benefits or compensation under or with respect to any Employee Benefit Plan or otherwise; (ii) result in any acceleration (of vesting or payment of benefits or compensation or otherwise) to any current or former employee or independent contractor; or (iii) trigger any obligation to fund any Employee Benefit Plan.

(f)    Other than as required under Section 4980B of the Code or other applicable Law, no Employee Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment, and the Company and its Subsidiaries have no liability under any Employee Benefit Plan to provide benefits or coverage in the nature of health, life or disability insurance to any former employee or independent contractor.

(g)    Each Employee Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. None of the Company or any of its Subsidiaries is either a party to nor does it have any obligation under any contract or Employee Benefit Plan to compensate any Person for additional Taxes payable pursuant to Section 409A of the Code.

(h)    No Employee Benefit Plan is subject to the laws of any jurisdiction outside of the United States.

(i)    Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties contained in this Section 3.17 and Section 3.16 above constitute the sole representations and warranties made by the Company in this Agreement with respect to employee benefit matters.

3.18    Affiliate Transactions. Except: (a) for employment-related arrangements, the payment of compensation and benefits in the Ordinary Course, and travel advances and employee loans in the Ordinary Course and (b) as set forth on Schedule 3.18, neither any officer, manager, director, employee, consultant or Affiliate of the Company or any of its Subsidiaries nor any Company Member nor, to the Knowledge of the Company, any immediate family member of any officer, manager, director, employee, consultant or Affiliate of the Company or any of its Subsidiaries or any Company Member (collectively, all such persons, the “Related

Persons”), is a party to any Contract or ongoing transaction or business relationship with, or has any material interest in any material property used by, the Company or any of its Subsidiaries.

3.19    Litigation. Except as set forth on Schedule 3.19, there is no Action, hearing or investigation pending or, to the Knowledge of the Company, currently threatened involving, against or by the Company or any of its Subsidiaries, including those (a) affecting any of (i) the Company’s or any of its Subsidiaries’ properties or assets or (ii) the officers, managers, directors, employees or consultants of the Company or any of its Subsidiaries (in their capacities as such), or (b) seeking to challenge or enjoin or obtain damages in respect of the transactions contemplated by this Agreement. None of the Company or any of its Subsidiaries is subject to any outstanding Order that relates specifically to the Company or any of its Subsidiaries. To the Knowledge of the Company, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

3.20    Insurance. Schedule 3.20 sets forth a correct and complete summary of all policies of insurance currently maintained by Company and its Subsidiaries (each, an “Insurance Policy”). With respect to each Insurance Policy: (a) the policy is in full force and effect; and (b) none of the Company or any of its Subsidiaries in material breach or default (including with respect to the payment of premiums) thereunder. The Company (or the applicable Subsidiary of the Company) has not received notice of default under, cancellation of, premium increase with respect to, or material alteration or limitation of coverage under, any such Insurance Policy. There are no outstanding material claims and no actual or potential Losses under any Insurance Policy.

3.21    Inventory. All inventory of the Company and its Subsidiaries, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established and are reflected in the Financial Statements. All such inventory is owned by the Company (or the applicable Subsidiary of the Company) free and clear of all Liens other than Permitted Liens, and no inventory is held on a consignment basis.

3.22    Accounts Receivable. All accounts receivable reflected on the Interim Financial Statements and the accounts receivable arising after the Balance Sheet Date (a) have arisen from bona fide transactions entered into by the Company or its Subsidiaries involving the sale of goods or the rendering of services in the Ordinary Course, (b) constitute only valid claims of the Company or its Subsidiaries not subject to material claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course and (c) except as set forth on Schedule 3.22, are current and collectible in full, net of the reserve set forth in the Interim Financial Statements, which reserve is adequate and calculated in accordance with GAAP and the Company’s past practice in the preparation of its Audited Financial Statements. Neither the Company nor any of its Subsidiaries has received any written notice regarding the uncollectibility of the accounts receivable.

3.23    Customers and Suppliers. Schedule 3.23 contains a correct and complete list of the top 20 customers and top 20 suppliers of the Company for the fiscal years ended December 31, 2016 and 2015 (in the case of customers, based on the amount of revenues recognized by the Company and, in the case of suppliers, the dollar amount of payments made by the Company).

To the Company’s Knowledge, no such customer or supplier has provided notice of its intention to stop or materially decrease the rate of business done with the Company.

3.24    Anti-Bribery Compliance. Neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, any of their respective managers, directors, officers or employees, or any Company Member, has taken any action, directly or indirectly, that would result in a material violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, or any other applicable Law of similar effect in any jurisdiction to which such Person is subject in the ownership or operation of the Business.

3.25    Disclaimer. Except for the representations and warranties contained in this Article 3 (including the Disclosure Schedules), none of the Company, any of its Subsidiaries, any of their respective managers, directors, officers, employees, members, stockholders, agents, Affiliates or representatives, or any other Person, has made or shall be deemed to have made any representation or warranty to Parent or Merger Sub, express or implied, at law or in equity, with respect to the Company or its Subsidiaries or the execution and delivery of this Agreement or the transactions contemplated hereby. The Company hereby disclaims any such representations or warranties, and each of Parent and Merger Sub hereby disclaims any reliance upon any such representations or warranties. Nothing in this Section 3.25 shall impact any rights of any Party to this Agreement in respect of Fraud.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as of the date of this Agreement and as of the Closing Date as follows:

4.1    Organization; Good Standing. Parent is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware. Merger Sub is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of California. Each of Parent and Merger Sub possesses the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each of Parent and Merger Sub is duly licensed or qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the character of the assets owned or leased, or the nature of the business conducted, by each of them requires such licensing or qualification, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have a material adverse effect on the financial condition or results of operations of Parent or Merger Sub.

4.2    Power and Authority. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which either of them is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which either of them is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub, and no other or further action or proceeding on the part of Parent or Merger Sub or their respective equity holders is necessary to authorize the execution and delivery by each of Parent and Merger Sub of this Agreement or any of the Ancillary Agreements to which either of them is a party and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Agreement to which either of them is a party will be, duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company and of each such Ancillary Agreement by each other party thereto, constitutes, or will constitute, a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms and conditions, subject to General Principles of Law, Equity and Public Policy.

4.3    Consents and Approvals; No Violation.

(a)    Except: (i) for the filing of the Certificate of Merger with the California Secretary of State; and (ii) for any filings required to be made pursuant to the HSR Act and any other Antitrust Laws (all of the foregoing, the “Parent Required Governmental Approvals”), none of Parent or Merger Sub is required to give any material notice to, make any material filing with, or obtain any material authorization, consent, or approval of any Governmental Authority in connection with the execution, delivery and performance by Parent or Merger Sub of this Agreement or any of the Ancillary Agreements to which either of them is a party or the consummation of the transactions contemplated hereby and thereby.

(b)    Assuming the Parent Required Governmental Approvals are given, made or obtained, as the case may be, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which either of them is a party, and the consummation of the transactions contemplated hereby and thereby, does not: (i) violate or conflict with any provision of the articles of incorporation, certificate of incorporation, articles of formation, certificate of formation, bylaws, operating agreement, limited liability company agreement or other governing documents of Parent or Merger Sub; (ii) violate any Law or Order to which Parent or Merger Sub is subject; or (iii) require the consent of, notice to or other action by any Person under, materially conflict with, result in a material violation or breach of, or any loss of any material benefit under, constitute a material default under, result in the acceleration or termination of, or create in any party the right to accelerate, terminate, modify or cancel, or result in the creation of a Lien upon, any Contract to which Parent or Merger Sub is a party.

4.4    Brokers’ Fees. Except for Lazard Frères & Co. LLC, none of Parent or Merger Sub has any Liability to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of Parent or Merger Sub.

4.5    Litigation. There is no Action, hearing or investigation pending or, to Parent’s knowledge, currently threatened against Parent or Merger Sub or any of their respective properties or assets that challenges, or will have the effect of preventing, delaying, making illegal, or otherwise interfering with, the execution of this Agreement or the consummation of the transactions contemplated hereby.

4.6    Solvency. As of the Effective Time and immediately after giving effect to the transactions contemplated by this Agreement, including the payment of the Final Merger Consideration and payment of all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith: (a) the amount of the “fair saleable value” of the assets of the Surviving Entity and its Subsidiaries will exceed the value of all liabilities of the Surviving Entity and its Subsidiaries; (b) none of the Surviving Entity or any of its Subsidiaries will have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) each of the Surviving Entity and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. No transfer of property is being made by Parent or Merger Sub and no obligation is being incurred by Parent or Merger Sub in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, the Surviving Entity or any of its Subsidiaries.

4.7    Parent’s Due Diligence; Limitations on Representations and Warranties. Each of Parent and Merger Sub hereby acknowledges and agrees that, except for the representations and warranties of the Company expressly set forth in Article 3 (including the Disclosure Schedules), it is relying on its own investigation and analysis in entering into this Agreement and consummating the transactions contemplated hereby. Each of Parent and Merger Sub is an informed and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated such information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties of the Company expressly set forth in Article 3 (including the Disclosure Schedules), none of the Company, its Subsidiary, any of their respective managers, directors, officers, employees, members, stockholders, Affiliates agents or representatives, or any other Person, has made or shall be deemed to have made any representation or warranty to Parent or Merger Sub, express or implied, at law or in equity, with respect to the Company or its Subsidiary or the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Each of Parent and Merger Sub hereby disclaims any reliance upon any such representations and warranties. Nothing in this Section 4.7 shall impact any rights of any Party to this Agreement in respect of Fraud.

ARTICLE 5

PRE-CLOSING COVENANTS

5.1    Conduct of the Business. During the period from the date of this Agreement to the earlier of the Closing and the date this Agreement is terminated in accordance with Section 11.1 (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, conduct the Business only in the Ordinary Course, except as: (i) is specifically contemplated by or permitted under this Agreement or required by Law; (ii) is approved by the written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed); or (iii) set forth on Schedule 5.1. Without limiting the foregoing and subject to the foregoing exceptions, during the Interim Period, the Company shall not, and shall cause its Subsidiaries not to:

(a)    other than in the Ordinary Course, sell, lease, license, mortgage, pledge, transfer or otherwise dispose of or encumber any tangible assets that are material, individually or in the aggregate, to the Business;

(b)    (i) terminate the employment of any employee other than for cause, (ii) increase the compensation level of, or pay any bonus, remuneration or other benefit or amount to, any current or former employee, officer, director or consultant, except as required by any existing Contract or Employee Benefit Plan and, with respect to non-management personnel, except for normal changes or increases in the Ordinary Course, or (iii) grant, accelerate or increase any rights to severance, termination pay or change in control payments (or enter into any agreement to grant, accelerate or increase any rights to severance or termination pay or change in control payments or amend any existing arrangement providing for severance or termination pay or change in control payments with) any current or former employee, officer, director or consultant;

(c)    grant any exclusive license or covenant not to sue with respect to any Intellectual Property, and other than in the Ordinary Course, otherwise transfer or license from or to any Person any rights to any Intellectual Property;

(d)    dispose of, abandon or permit to lapse any rights in, to or for the use of any Owned Intellectual Property, or explicitly permit to enter into the public domain any material trade secrets included in the Owned Intellectual Property;

(e)    enter into any new capital spending commitments in excess of $50,000, individually or in the aggregate;

(f)    terminate or cancel any Insurance Policy, unless simultaneously with such termination or cancellation, a replacement policy providing coverage at least equal to the coverage under the terminated or canceled insurance policy for a substantially similar premium is in full force and effect;

(g)    enter into, terminate, or amend, or agree to enter into, terminate, or amend, any Material Contract, other than in the Ordinary Course;

(h)    except as required (i) to comply with applicable Law, (ii) to maintain qualification under Section 401(a) of the Code, or (iii) under the provisions of any existing Employee Benefit Plan, adopt, amend, modify, terminate, or make any contributions to any Employee Benefit Plan or any collective bargaining agreement in respect of any current or former employee, officer, director or consultant;

(i)    amend the Articles, the Operating Agreement or any other governing document;

(j)    incur any Indebtedness or guarantee any Indebtedness, except for borrowings incurred in the Ordinary Course and that are the subject of a Payoff Letter;

(k)    declare, set aside or make or incur any obligation to pay any dividend or distribution on its Equity Interests or make or incur any obligation to repurchase or redeem any Company Units or any Equity Interests of any Subsidiary of the Company;

(l)    issue, sell, grant, pledge or otherwise dispose of or encumber any Equity Interests;

(m)    enter into any new line of business or abandon or discontinue any existing line of business;

(n)    acquire, or agree to acquire, including by merging or consolidating with, by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business entity or division thereof; or

(o)    make any change in any method of accounting or accounting practice (other than as required by GAAP);

(p)    make or change any material Tax election; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any material Tax Return; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment (in each case, other than any agreements solely among the Company and/or its Subsidiaries and Tax provisions in loan agreements, leases, license agreements and other commercial agreements entered into in the Ordinary Course and the principal purpose of which does not relate to Taxes, which Tax provisions are in form and substance substantially similar to those in other similar agreements of the Company that have been provided to Parent); or

(q)    agree or commit to take any of the actions specified in this Section 5.1, except as contemplated by this Agreement and/or the Ancillary Agreements.

Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, Parent may not interfere with or control, or attempt to interfere with or control, the Company’s conduct of its business in the Ordinary Course.

5.2    Appropriate Actions.

(a)    General. Each of the Parties shall use commercially reasonable efforts to take all actions necessary to consummate the transactions contemplated by this Agreement as soon as reasonably practicable after the execution of this Agreement, including taking all actions necessary to comply promptly with all applicable Laws that may be imposed on it or any of its Affiliates with respect to the Closing.

(b)    Third Parties and Governmental Authorities Notice and Consent. Each of the Parties shall use commercially reasonable efforts to obtain, as soon as reasonably practicable after the execution of this Agreement, any and all consents, approvals and authorizations of Governmental Authorities or other Persons required in order to consummate the transactions contemplated by this Agreement, and each Party shall cooperate with the other Parties to this Agreement in obtaining all such consents, approvals and authorizations; provided, however, that except as otherwise provided in the second sentence of Section 5.5(b), neither Parent nor the Company shall be required to expend any funds to obtain any consents, approvals or authorizations of Governmental Authorities or other Persons.

(c)    Notice of Adverse Developments. During the Interim Period, Parent and Merger Sub, on one hand, and the Company, on the other hand, shall give prompt written notice to the other of the discovery by such Party of any fact, event or action the occurrence of which would make satisfaction of any of the conditions set forth in Article 7 impossible or unlikely. Subject to Section 5.7 (Schedule Supplements), no notice given pursuant to this Section 5.2(c) shall have any curative effect on the representations, warranties, covenants or agreements contained in this Agreement, including for purposes of indemnification or termination rights or for determining satisfaction of any condition contained herein.

(d)    Further Assurances. If any further action is necessary or desirable to carry out the purposes of this Agreement, each Party, upon request of the other Party and from time to time, will take such further action (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request and deem necessary or desirable to consummate the transactions contemplated by this Agreement, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor pursuant to Article 9).

5.3    Confidentiality. The Parties acknowledge that the terms and conditions of this Agreement and each of the Ancillary Agreements (including all drafts thereof) and the information being exchanged in connection with the transactions described herein are subject to the terms and conditions of the Confidentiality Agreement, the terms of which are incorporated herein by reference. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.3 shall nonetheless continue in full force and effect. At or prior to, and effective upon, the Closing, Parent and the Company shall cause the Confidentiality Agreement to be terminated.

5.4    Due Diligence Access. During the Interim Period, upon reasonable advance notice from Parent and at the sole cost and expense of Parent, the Company shall, and shall cause its Subsidiaries to, afford Parent and its authorized representatives reasonable access, during regular business hours, to the executive personnel, offices, properties, Contracts, books and records of the Company and its Subsidiaries and shall furnish Parent all financial, operating and other data and information as Parent may reasonably request in order for Parent to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries; provided, however, that such access shall not unreasonably interfere with the conduct of the business of the Company or any of its Subsidiaries. Parent acknowledges and agrees that all information it obtains as a result of access under this Section 5.4 shall be subject to the Confidentiality Agreement.

5.5    Regulatory Matters.

(a)    In furtherance and not in limitation of the terms of Section 5.2(b), each of the Parties shall promptly execute and file, or join in the execution and filing of, any application, notification, or other document that may be necessary in order to obtain the authorization, approval, or consent of any Governmental Authority that may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement.

(b)    Each of the Parties shall use its commercially reasonable efforts to obtain (and, in the case of the Company, cause its Subsidiaries to obtain) all such authorizations, approvals, and consents as promptly as possible after the execution of this Agreement, including the expiration or termination of the waiting period under the HSR Act with respect to the transactions contemplated by this Agreement. Without prejudice to the foregoing, to the extent not completed prior to the date hereof, the Parties shall make, or cause to be made, all filings required of each of them or any of their respective Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated by this Agreement within five (5) Business Days after the date of this Agreement, and Parent shall pay all filing fees, application fees or other fees of the applicable Governmental Authority associated with the HSR Act filing and any filings under other Antitrust Laws. Each of the Parties shall (i) seek early termination of any applicable waiting period under the HSR Act, and (ii) furnish promptly to the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and any other requesting Governmental Authority any additional information reasonably requested pursuant to the HSR Act or other Antitrust Laws in connection with such filings. The Parties will notify each other promptly of any oral communication with, and provide copies of written communications with, any Governmental Authority in connection with any filings made pursuant to this Section 5.5(b). Each of the Parties shall cooperate reasonably with the other Parties in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of the FTC, the Antitrust Division or any other Governmental Authority under any Antitrust Laws with respect to any such filing. No Party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filing, investigation or other inquiry without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. To the extent permitted by applicable Laws, and subject to all applicable privileges (including the attorney-client privilege), each of the Parties shall consult and cooperate with the other Parties, and consider in good faith the views of each other, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Laws. Each of the Parties may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 5.5(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, managers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(c)    Parent shall not, and shall not permit any of its Affiliates to, enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to make it materially more difficult, or to materially increase the time required, to: (i) obtain the expiration and termination of the waiting period under the HSR Act applicable to the transactions contemplated by this Agreement; (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order that would materially delay or prevent the consummation of the transactions contemplated by this Agreement; or (iii) obtain all authorizations, approvals and consents of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.

5.6    Member Approval. As soon as reasonably practicable following the execution and delivery of this Agreement, the Company shall, in accordance with the RULLCA, the Articles and the Operating Agreement, use commercially reasonable efforts to seek and obtain written consents from all Company Members who have not previously executed such written consents, and deliver copies of such written consents to Parent. The Company or the Surviving Entity, as applicable under the Dissenter’s Act, shall comply with all notice requirements under the Dissenter’s Act.

5.7    Schedule Supplements. The Company may, from time to time prior to the Closing, by notice in accordance with the terms of this Agreement, supplement or amend any Schedule in order to add information relating to or resulting from facts or events occurring subsequent to the execution of this Agreement (a “Schedule Supplement”). In the event that the Company provides any Schedule Supplement, the matters set forth on such Schedule Supplement shall not be effective to cure and correct any breach of any representation, warranty or covenant, which would have existed if the Company had not provided such Schedule Supplement, including for purposes of indemnification or termination rights or for determining satisfaction of any condition contained herein. In the event that, prior to the Closing, the Company provides to Parent a Schedule Supplement pursuant to the terms of this Section 5.7 due to facts or events occurring subsequent to the execution of this Agreement that, but for this Section 5.7, would entitle Parent to not consummate the Closing (a “Significant Schedule Supplement”), Parent may terminate this Agreement in accordance with Section 11.1 within ten (10) Business Days of receipt of such Significant Schedule Supplement. If Parent proceeds to consummate the Closing after receiving a Significant Schedule Supplement, Parent shall be deemed to have waived any and all rights, remedies or other recourse to which Parent might otherwise be entitled in respect of a breach that would be cured by such Significant Schedule Supplement, including any rights or remedies under Article 9, and such Significant Schedule Supplement shall be effective to cure and correct for all other purposes any breach of any representation, warranty or covenant which would have existed if the Company had not provided such Significant Schedule Supplement, and all references to any Schedule hereto which is supplemented or amended by such Significant Schedule Supplement shall for all purposes after the Closing be deemed to be a reference to such Schedule as so supplemented or amended.

5.8    Cuater Acquisition.

(a)    Prior to the Effective Time, the Company shall, and shall cause Cuater to, consummate the transactions contemplated by the Cuater Asset Purchase Agreement in accordance with the terms thereof. Upon the consummation of the transactions contemplated by the Cuater Asset Purchase Agreement, all references to the “Company” herein shall be deemed to give effect to such transactions and the Company’s ownership of the assets of Cuater thereunder.

(b)    Notwithstanding anything to the contrary in this Agreement, including Section 5.1, the Company shall not, and shall cause Cuater not to (i) agree to or effect any amendment or modification to, or any waiver under, or any termination of the Cuater Asset Purchase Agreement, including with regards to (A) expanding the conditions precedent to, or otherwise taking any actions reasonably expected to delay or hinder, the closing thereunder, (B) imposing any additional liability on, or otherwise expanding the obligations of, the Company thereunder, (C) increasing the amount, or modifying the form, of consideration to be paid by the Company thereunder or (D) otherwise modifying the Cuater Asset Purchase Agreement in any respect, or (ii) assign any of their respective rights or obligations under the Cuater Asset Purchase Agreement or any agreement, document or instrument contemplated thereby or executed in connection therewith, in each case without the prior written consent of Parent.

5.9    No Solicitation of Transactions. During the Interim Period, the Company shall not, directly or indirectly, through any Person acting on its behalf or otherwise, initiate, solicit or encourage (including by way of furnishing information or assistance) or enter into discussions or negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or other similar agreement with any Person other than Parent with respect to a sale of all or any substantial portion of the Business or its assets, or a merger, consolidation, business combination, sale of all or any substantial portion of the Equity Interests of the Company, or the liquidation or similar extraordinary transaction with respect to the Company. The Company hereby acknowledges that as of the date hereof it is not engaged in ongoing discussions or negotiations with any party other than Parent with respect to any of the foregoing. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. The Company will immediately notify Parent (orally and in writing) if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any of the foregoing, with such notification including the identity of the third party with whom such discussions or negotiations are sought and the terms of any such inquiry or proposal received in respect of the foregoing.

ARTICLE 6

CLOSING DELIVERABLES

6.1    Closing Deliverables of the Company. At the Closing, the Company shall deliver, or cause to be delivered, to Parent or any other Person designated by Parent (unless the delivery is waived in writing by Parent), the following documents, in each case duly executed or otherwise in proper form:

(a)    payoff letters with respect to all Indebtedness of the Company and its Subsidiaries, as set forth on Schedule 6.1(a) (the “Payoff Letters”), executed by the lenders thereof;

(b)    the Escrow Agreement, duly executed by the Member Representative and the Escrow Agent;

(c)    a copy of the authorizing resolutions of the Company’s board of managers, certified by the secretary of the Company as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby;

(d)    a copy of the Company Member Approval, certified by the secretary of the Company as having been duly and validly adopted and being in full force and effect;

(e)    the Non-Competition Agreements, duly executed by each individual listed on Schedule 6.1(e);

(f)    all authorizations, consents, approvals, or waivers that are listed on Schedule 3.4(a), each in a form, and executed by an applicable Person, reasonably acceptable to Parent;

(g)    a properly executed statement prepared in accordance with Treasury Regulations Section 1.1445-11T(d)(2) certifying that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests, or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents;

(h)    the resignations of each manager of the Company, in form and substance reasonably satisfactory to Parent, duly executed by such Persons; and

(i)    a good standing certificate for the Company certified by the California Secretary of State, dated as of a date within five (5) Business Days of the Closing Date.

6.2    Closing Deliverables of Parent and Merger Sub. At the Closing, Parent shall make the payments provided for in Section 2.7, and shall deliver, or cause to be delivered, to the Member Representative, or any other Person designated by the Member Representative (unless the delivery is waived in writing by the Member Representative), the following documents, in each case duly executed or otherwise in proper form:

(a)    the Escrow Agreement, duly executed by Parent;

(b)    a copy of the authorizing resolutions of Parent’s board of directors, certified by the secretary of Parent as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which Parent is a party and the consummation of the transactions contemplated hereby and thereby;

(c)    a copy of the authorizing resolutions of Merger Sub’s board of managers, certified by the secretary of Merger Sub as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby;

(d)    the Non-Competition Agreements, duly executed by Parent; and

(e)    a good standing certificate for Parent certified by the Secretary of State of the state of Delaware, dated as of a date within five (5) Business Days of the Closing Date.

ARTICLE 7

CONDITIONS TO CLOSING

7.1    Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)    No Order. There shall not be in effect on the Closing Date any Order restraining, enjoining or otherwise making illegal the consummation of any of the transactions contemplated by this Agreement.

(b)    HSR Act. The waiting period (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or otherwise been terminated.

7.2    Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:

(a)    Company’s Representations and Warranties. The: (i) representations and warranties of the Company set forth in this Agreement (other than the Fundamental Representations) shall be true and correct (without giving effect to any materiality, Material Adverse Effect, or similar qualification in the representations and warranties) as of the date hereof and as of the Closing Date as though then made (except those representations and warranties that address matters as of any particular date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect, and (ii) Fundamental Representations of the Company set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except those representations and warranties that address matters as of any particular date, which shall be true and correct in all respects as of such date).

(b)    Performance by the Company. The Company shall have performed and complied in all material respects with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it prior to or as of the Closing.

(c)    Bring-Down Certificate. Parent shall have received a certificate dated as of the Closing Date and executed by an executive officer of the Company certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d)    Material Adverse Effect. There shall have been no Material Adverse Effect on the Company.

(e)    Employees. The employees identified on Schedule 7.2(e) shall have accepted (and not subsequently repudiated or terminated such acceptance of) offers of employment with the Surviving Entity.

(f)    Closing Deliveries. The items to be delivered by the Company pursuant to Section 6.1 shall have been delivered (or tendered subject only to Closing) to Parent.

If the Closing occurs, all closing conditions set forth in this Section 7.2 which have not been fully satisfied as of the Closing shall be deemed to have been waived by each of Parent and Merger Sub.

7.3    Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:

(a)    Parent’s and Merger Sub’s Representations and Warranties. The: (i) representations and warranties of Parent and Merger Sub set forth in this Agreement (other than the Fundamental Representations) shall be true and correct (without giving effect to any materiality or similar qualification in the representations and warranties) as of the date hereof and as of the Closing Date as though then made (except those representations and warranties that address matters as of any particular date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to: (A) prevent or materially delay the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement; or (B) have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements to which any of them is a party, and (ii) Fundamental Representations of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except those representations and warranties that address matters as of any particular date, which shall be true and correct in all respects as of such date).

(b)    Performance by Parent and Merger Sub. Each of Parent and Merger Sub shall have performed and complied in all material respects with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it prior to or as of the Closing.

(c)    Bring-Down Certificate. The Member Representative shall have received a certificate, dated as of the Closing Date and executed by an executive officer of Parent, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d)    Closing Deliveries. The items to be delivered by Parent and Merger Sub pursuant to Section 6.2 shall have been delivered (or tendered subject only to Closing) to the Member Representative.

If the Closing occurs, all closing conditions set forth in this Section 7.3 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company.

ARTICLE 8

GENERAL COVENANTS

8.1    Books and Records; Access. From and after the Effective Time, the Surviving Entity and its Subsidiaries shall be entitled to possession of all books and records (including documents, agreements, and financial data) relating to the Business and/or the Company and its Subsidiaries. Solely in order to facilitate the resolution of any claims made against or incurred by (a) the Company prior to the Closing or (b) the Company Members pursuant to this Agreement, for a period of seven (7) years following the Closing, Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to provide the Member Representative and its representatives with reasonable access to and/or copies of such books and records (solely to the extent related to a period prior to the Closing Date) during normal business hours and upon reasonable advance notice, which notice shall set forth with reasonable specificity the purpose for which the Member Representative requests such access. Unless otherwise consented to in writing by the Member Representative, Parent shall not, and shall cause the Surviving Entity and its Subsidiaries not to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records relating to the Business, the Company or its Subsidiaries, for any period prior to the Closing Date without first giving reasonable prior written notice to the Member Representative and offering to surrender to the Member Representative such books and records or any portion thereof which Parent or any of its Subsidiaries may intend to destroy, alter or dispose of. Parent shall not be obligated to provide any Person with access to any books or records pursuant to this Section 8.1 where such access would violate any Law.

8.2    Post-Closing Employment.

(a)    During the twelve (12)-month period following the Effective Time, Parent shall take, and shall cause the Surviving Entity and its Subsidiaries to take, all actions required so that all individuals who are employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and who continue their employment with Parent, the Surviving Entity or any of its Subsidiaries following the Effective Time (the “Post-Transaction Employees”; provided that the term Post-Transaction Employees shall not include the employees identified on Schedule 7.2(e)): (i) receive base compensation and target bonus and commission opportunities (which shall not include any special, one-time cash incentive opportunities, such as retention bonuses) that are no less favorable than that provided immediately prior to the Effective Time; (ii) receive employee benefits that are substantially comparable, in the aggregate, to those benefits provided to such employees immediately prior to the Effective Time (other than long-term equity incentive compensation); and (iii) to the extent that any such employees are terminated other than for “cause” following the Effective Time, receive severance pay and benefits that are no less than the severance pay and benefits that would have been payable under the severance plan, policy or practice in effect immediately prior to the date of this Agreement had such employee been terminated other than for “cause” immediately prior to the date of this Agreement.

(b)    From and after the Effective Time, Parent shall cause the Surviving Entity and its Subsidiaries to honor all employment, severance and consulting agreements to which the Company and/or any of its Subsidiaries is a party with respect to the Post-Transaction Employees.

(c)    Parent shall, and shall cause the Surviving Entity and its Subsidiaries to, use commercially reasonable efforts to cause all Post-Transaction Employees to receive service credit for service with the Company and its Subsidiaries prior to the Effective Time for all purposes where length of service is relevant under any employee benefit plans and arrangements in which such Post-Transaction Employees may be eligible to participate following the Effective Time, except to the extent such recognition would result in a duplication of benefits. To the extent that Parent, the Surviving Entity or any of its Subsidiaries modifies any coverage or benefit plans under which the Post-Transaction Employees participate, Parent, the Surviving Entity or the applicable Subsidiary of the Surviving Entity shall use commercially reasonable efforts to waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give such employees credit under the new coverages or benefit plans or agreements for deductibles, co-insurance and out-of-pocket payments that have been paid during the year in which such coverage or plan modification occurs. Parent shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9).

(d)    For a period of ninety (90) days following the Effective Time, to the extent applicable, Parent shall comply, and shall cause the Surviving Entity and its Subsidiaries to comply, with the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local Law; provided that Parent expressly assumes all Liabilities and responsibility for any Losses attributable to any failure by Parent or the Surviving Entity at or following the Closing to comply with the WARN Act or any similar state or local Law.

(e)    If requested by Parent, the Company shall take all actions necessary to terminate the Company’s 401(k) plan effective at least one (1) day prior to the Closing Date. In connection with such termination, the Company and Parent agree to use commercially reasonable efforts to: (i) amend their respective 401(k) plans to the extent necessary or required by applicable Law to facilitate the distribution and rollover of the Post-Transaction Employees’ 401(k) plan account balances to a 401(k) plan sponsored by Parent or one of its Subsidiaries; and (ii) take any additional action reasonably required to permit each Post-Transaction Employee who has received an eligible rollover distribution to roll such eligible rollover distribution into a 401(k) plan sponsored by Parent or one of its Subsidiaries as promptly as reasonably practicable following the Effective Time.

(f)    This Section 8.2 shall survive the Effective Time and shall be binding on all successors and assigns of Parent, the Surviving Entity and its Subsidiaries. Nothing in this Section 8.2 shall: (i) be construed as an amendment or other modification of any Employee Benefit Plan; (ii) create any right in any employee or independent contractor of the Company or any of its Subsidiaries to any continued employment or service with the Company, Parent or any of their respective Affiliates; (iii) give any third party any right or remedy of any nature whatsoever under or by reason of this Section 8.2, including any right to enforce the provisions of this Agreement; or (iv) prohibit Parent, the Surviving Entity or any Subsidiary from terminating any Employee Benefit Plan or other agreement or arrangement in accordance with the terms of such Employee Benefit Plan, agreement or arrangement.

8.3    Director and Officer Liability and Indemnification.

(a)    For a period of six (6) years after the Effective Time, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, indemnify and hold harmless all current and former directors, officers, employees, Affiliates and agents of the Company and its Subsidiaries (the “D&O Indemnified Persons”) against any Losses incurred in connection with any Action, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated hereby and the consummation of the transactions contemplated hereby), in each case in their capacities as such whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or the applicable Subsidiary of the Company, as the case may be, would have been permitted, under applicable Law, indemnification agreements existing on the date hereof or the governing documents of the Company and its Subsidiaries in effect on the date hereof, to indemnify such D&O Indemnified Persons. For a period of six (6) years after the Effective Time, Parent shall not, and shall cause the Surviving Entity or any of its Subsidiaries not to, amend, repeal or modify any provision of any indemnification agreements existing on the date hereof or any provision in the Surviving Entity’s or any of its Subsidiaries’ governing documents relating to the indemnification of the D&O Indemnified Persons, in each case in a manner that would limit the scope of such indemnification.

(b)    At the Effective Time, Parent shall, or shall cause the Surviving Entity to, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six (6) years from the Effective Time from an insurance carrier with an A++ or AAA credit rating with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s and its Subsidiaries’ existing policies with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that in no event shall Parent or the Surviving Entity be required to expend an annual premium for such coverage in excess of two hundred fifty percent (250%) of the last annual premium paid by the Company or any of its Subsidiaries for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, Parent or the Surviving Entity, as applicable, shall obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium. Parent shall not, and shall cause the Surviving Entity and its Subsidiaries not to, cancel or change the terms of such insurance policies in any respect if doing so would have an adverse effect upon the D&O Indemnified Persons.

(c)    If Parent, the Surviving Entity or any of its Subsidiaries or any of their respective successors or assigns: (i) shall consolidate with or merge into any other Person and shall not be the continuing or Surviving Entity or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Surviving Entity or its Subsidiaries shall assume all of the obligations set forth in this Section 8.3.

(d)    The provisions of this Section 8.3 are intended for the benefit of, and will be enforceable by, each D&O Indemnified Person and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had, under applicable Law, by Contract or otherwise.

8.4    Public Announcements. No press release or public announcement related to this Agreement or the transactions contemplated hereby or, prior to the Effective Time, any other announcement or communication to the employees, customers, suppliers, distributors, lessors, lessees, licensors or licensees of the Company or any of its Subsidiaries, shall be issued or made by any Party hereto without the joint written approval of Parent and the Company (which approval shall not be unreasonably withheld, conditioned or delayed), unless required by: (a) applicable Law; (b) the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system; (c) Order of a Governmental Authority; or (d) subpoena, summons or legal process; provided, however, that, in each such case, Parent and the Company shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication.

8.5    Further Assurances. At and after the Effective Time, the officers, directors and managers of the Surviving Entity shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

ARTICLE 9

INDEMNIFICATION

9.1    Survival of Representations and Warranties and Covenants. All of the representations and warranties contained in this Agreement shall survive the Effective Time until the twelve (12)-month anniversary of the Closing Date; provided that the representations and warranties contained in Section 3.1 (Organization; Good Standing); Section 3.2 (Capitalization); Section 3.3 (Power and Authority); Section 3.5 (Brokers’ Fees); Section 4.1 (Organization; Good Standing) and Section 4.2 (Power and Authority) (collectively, the “Fundamental Representations”) shall survive for the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus thirty (30) days. All of the covenants of the Parties contained in this Agreement shall survive the Effective Time indefinitely or for such shorter period contemplated by their terms.

9.2    Indemnification by Company Members. From and after the Effective Time, the Company Members, severally and not jointly, shall indemnify, hold harmless and defend Parent and its Affiliates (which, following the Closing, shall include the Surviving Entity and its Subsidiaries), employees, officers, directors, managers, members, consultants, financial advisors, counsel, accountants and other agents (each, a “Parent Indemnitee” and, collectively, the “Parent Indemnitees”) against and in respect of any and all Losses incurred or suffered by any Parent Indemnitee that result from or arise out of:

(a)    any breach or inaccuracy of any representation or warranty made by the Company or any of its Subsidiaries under Article 3 of this Agreement, in each case as of the date of this Agreement, the Closing Date, and any specific date set forth in such representation or warranty;

(b)    any breach of any covenant, obligation or agreement on the part of the Company or any of its Subsidiaries under this Agreement (for the avoidance of doubt, other than (i) any breach by the Surviving Entity of any covenant, obligation or agreement of the Surviving Entity under this Agreement following the Effective Time, and/or (ii) any breach or inaccuracy of any representation or warranty made by the Company or any of its Subsidiaries under Article 3 of this Agreement, which is covered by Section 9.2(a));

(c)    any claim made by any Company Member relating to such Person’s rights with respect to the Net Closing Merger Consideration or the Final Merger Consideration (or any components thereof), or the calculations and determinations set forth on the Payment Spreadsheet;

(d)    any claim by any holder or former holder of Company Units or other Equity Interests of the Company exercising dissenters’ rights or rights of appraisal in respect of such holder’s Dissenting Units, together with all reasonable costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by Parent and its Affiliates in respect of such holder’s exercise; or

(e)    any Transaction Expenses not paid at the Closing.

9.3    Limitations.

(a)    The indemnification provided in Section 9.2 and Section 9.4 is subject to the following limitations:

(i)    No demand for indemnification under Section 9.2 or Section 9.4 shall be made after the expiration of the applicable survival period set forth in Section 9.1 for the representation or warranty or covenant to which such demand relates; provided, however, that demands for indemnification made prior to the expiration of such period shall survive until such claim for indemnification is finally adjudicated and resolved.

(ii)    The Company Members shall not have any obligation to indemnify the Parent Indemnitees in respect of any Losses for which indemnification is claimed under Section 9.2(a) (other than for claims in respect of Fraud), and Parent shall not have any obligation to indemnify the Member Indemnitees in respect of any Losses for which indemnification is claimed under Section 9.4(a) (other than for claims in respect of Fraud): (A) if the Losses associated with any individual claim are less than $10,000 (the “De Minimis Claim Amount”), it being understood that any such individual claim for amounts less than the De Minimis Claim Amount shall be included in determining whether the Deductible has been exceeded and thereafter; and (B) unless and until the aggregate of such Losses exceeds $627,500 (the “Deductible”), at which point the Company Members (subject to the limitations set forth in Section 9.3(a)(iii) and Section 9.3(a)(iv)) or Parent, as applicable, will be obligated to indemnify the Parent Indemnitees or Member Indemnitees, as applicable, from and against all such Losses in excess of the Deductible.

(iii)    Claims for indemnification under Section 9.2(a) shall be subject to the limitations set forth in Section 9.3(a)(ii) with respect to the De Minimis Claim Amount and the Deductible (other than claims in respect of Fraud), and, once the Deductible has been met, such claims for indemnification shall be satisfied: (A) first, from the then-remaining amounts in the Indemnity Escrow Subaccount; (B) second, from the R&W Insurance Policy subject to the retention and policy limits thereof; and (C) thereafter, and solely for claims in respect of any Fundamental Representation or Fraud, by the Company Members, severally and not jointly; provided, however, that the several liability of each Company Member under this Section 9.3(a)(iii) shall be determined based on the amount by which the portion of the aggregate amount of the Final Merger Consideration payable to each such Company Member in the Merger would have been reduced had the aggregate liability of the Company Members under this Section 9.3(a)(iii) been treated as a reduction to the aggregate amount of the Final Merger Consideration; provided, further, that the Company Members shall not have any obligation to indemnify the Parent Indemnitees in respect of any Losses for which indemnification is claimed under Section 9.2(a) with respect to Fundamental Representations unless and until the aggregate amount of Losses for which indemnification is incurred or suffered by any Parent Indemnitees under Section 9.2(a) exceeds $21,255,000.

(iv)    Notwithstanding anything to the contrary in this Agreement: (A) the maximum amount that the Parent Indemnitees may recover from any Company Member pursuant to Section 9.2(a) (other than for claims in respect of any Fundamental Representation or Fraud) shall be limited to such Company Member’s Pro Rata Share of the Indemnity Escrow

Amount; and (B) the maximum amount that the Parent Indemnitees may recover from any Company Member under this Article 9 (including, without limitation, Section 9.2(a) (for claims in respect of any Fundamental Representation or Fraud)) shall be limited to the aggregate amount of the Final Merger Consideration received by such Company Member; provided, however, that to the extent there are any Unfunded Indemnity Obligations, such maximum amount with respect to a Company Member shall be increased to include such Company Member’s pro rata share of the aggregate amount of any Unfunded Indemnity Obligations (which pro rata share shall be determined without taking into account the Company Units held by the Company Members who have not executed a Support Agreement and/or Letter of Transmittal); provided, further, that neither this limitation nor any limitation set forth in this Article 9 shall restrict Parent’s rights under the R&W Insurance Policy. The aggregate amount of all Losses for which Parent shall be liable under this Article 9 shall not exceed the Final Merger Consideration.

(v)    No Company Member shall be liable under this Article 9: (A) for any Losses relating to any matter to the extent that there is included in the Financial Statements a specific liability or reserve relating to such matter, or (B) for any duplication of amounts taken into account in the determination of the Estimated Merger Consideration or the Final Merger Consideration, each in accordance with Section 2.8.

(vi)    The amount of Losses that any Parent Indemnitee shall be entitled to recover shall be calculated net of any Tax benefits actually realized by the Parent Indemnitee on account of such Losses in the year of such Loss or in any of the preceding two (2) years or subsequent three (3) years of such Loss, and the Parent Indemnitees shall use commercially reasonable efforts to actually realize all available Tax benefits.

(vii)    The amount of Losses that any Parent Indemnitee shall be entitled to recover shall be calculated net of any insurance proceeds (including, for the avoidance of doubt, any proceeds under the R&W Insurance Policy) or any indemnity, contribution or other similar payment actually recovered by the Parent Indemnitee from any third party with respect to such Losses. The Parent Indemnitees shall use commercially reasonable efforts to seek recovery under all valid and collectible insurance policies (including the R&W Insurance Policy) covering any Loss. Any amounts incurred by any Parent Indemnitee (including without limitation legal fees and other professionals’ fees and other costs) in connection with the pursuit of any recovery of insurance proceeds, indemnity, contribution or other similar payment described above shall be considered Loss recoverable hereunder. In the event that any insurance or other recovery is made by any Parent Indemnitee with respect to any Loss for which such Parent Indemnitee has been indemnified hereunder, then a refund equal to the aggregate amount of the insurance or other recovery (net of any amounts described in the preceding sentence) shall be made promptly by such Parent Indemnitee to the Member Representative (on behalf of the Company Members in accordance with their respective Pro Rata Shares).

(viii)    For purposes of this Article 9, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty for all purposes, including for purposes of determining the scope or amount of any Losses, and for purposes of determining the existence of any breach or inaccuracy of such representation or warranty.

(b)    Any indemnity payment made under this Agreement shall be treated by the Parties for all Tax purposes as an adjustment to the Final Merger Consideration.

9.4    Indemnification by Parent. From and after the Effective Time, Parent shall indemnify, hold harmless and defend the Company Members and their respective Affiliates, officers, directors, managers, members, consultants, financial advisors, counsel, accountants and other agents (each, a “Member Indemnitee” and, collectively, the “Member Indemnitees”) against and in respect of any and all Losses incurred or suffered by any of such Member Indemnitees that result from or arise out of:

(a)    any breach or inaccuracy of any representation or warranty made by Parent or Merger Sub under Article 4 of this Agreement, in each case as of the date of this Agreement, the Closing Date, and any specific date set forth in such representation or warranty; or

(b)    any breach of covenant, obligation or agreement on the part of Parent or Merger Sub under this Agreement.

9.5    Procedures Relating to Indemnification.

(a)    Direct Claims. If any Parent Indemnitee or any Member Indemnitee (hereinafter an “Indemnified Party”) shall claim to have suffered a Loss (other than with respect to any Third-Party Claim) for which indemnification is available under Section 9.2 or 9.4, as the case may be (for purposes of this Section 9.5, regardless of whether such Indemnified Party is entitled to receive a payment in respect of such claim by virtue of the provisions of Section 9.3 hereof), the Indemnified Party shall notify the party required to provide indemnification (hereinafter an “Indemnifying Party”) in writing of such claim. Such written notice shall describe the facts and circumstances giving rise to such Loss, the basis upon which indemnity is being sought, the amount or estimated amount of the Loss, if known or reasonably ascertainable at the time such claim is made (it being understood that this estimate shall not operate to limit the rights of the Indemnified Party hereunder), and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. Any dispute regarding the Indemnified Party’s entitlement to indemnification in connection with such claim shall be resolved by any legally available means consistent with the provisions of Section 12.8 herein or as otherwise agreed in writing between the Parties.

(b)    Third-Party Claims.

(i)    Any Indemnified Party seeking indemnification pursuant to this Article 9 in respect of any claim, demand or other Action asserted by any Person who is not a Party or an Affiliate thereof (a “Third-Party Claim”) shall give the Indemnifying Party from whom indemnification with respect to such Third-Party Claim is sought prompt written notice of such Third-Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is actually and materially prejudiced thereby. Such written notice shall describe the facts and circumstances giving rise to such Third-Party Claim, the basis upon which indemnity is being sought, the amount or estimated amount of the Losses relating to such Third-Party Claim, if known or reasonably ascertainable at the time such claim is made (it being understood that this estimate shall not operate to limit the rights of the Indemnified Party hereunder), and the method of computation of such Losses, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which the Indemnified Party is entitled to indemnification hereunder.

(ii)    The Indemnifying Party shall have the right to control the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party only if the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after receipt of notice of the Third-Party Claim from the Indemnified Party that the Indemnifying Party is assuming the defense against such Third-Party Claim; provided that the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (1) for equitable or injunctive relief or (2) that alleges Losses in excess of the Indemnifying Party’s maximum indemnification obligations under this Agreement and the Indemnified Party believes in good faith that such allegation could reasonably be expected to lead to Losses in excess of the Indemnifying Party’s maximum indemnification obligation. In the event that the Indemnifying Party does deliver notice as prescribed in this Section 9.5(b)(ii) and thereby properly elects to conduct the defense of the subject Third-Party Claim: (A) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request; and (B) the Indemnifying Party shall not be obligated to post a bond or provide other security required in connection with such Third-Party Claim. In the event the Indemnifying Party fails to give notice of its election to conduct the defense of a Third-Party Claim within the time and as prescribed in this Section 9.5(b)(ii) or otherwise elects not to assume the defense of the Third-Party Claim pursuant to this Section 9.5(b)(ii), then the Indemnified Party shall have the right to control such defense. The party controlling the defense of any Third-Party Claim shall deliver, or cause to be delivered, to the other parties copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third-Party Claim, and timely notices of, and the right to participate in (as an observer), any hearing or other court proceeding relating to the Third-Party Claim.

(iii)    So long as the Indemnifying Party provides proper notice under Section 9.5(b)(ii): (A) the Indemnifying Party may conduct the defense of the Third-Party Claim in accordance with Section 9.5(b)(ii); (B) the Indemnified Party may retain separate co-counsel at its sole cost and expense (which, for the avoidance of doubt, shall include all legal fees and similar expenses incurred in the defense of such Third-Party Claim) and participate in the defense of the Third-Party Claim; provided, however, that the Indemnified Party will be entitled to participate in any such defense with separate counsel of its own choosing at the expense of the Indemnifying Party if: (x) so requested by the Indemnifying Party to participate or (y) in the reasonable judgment of the Indemnified Party, a conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided, further, that the Indemnifying Party shall not be required to pay for more than one (1) such counsel for all Indemnified Parties in connection with any Third-Party Claim (and any local counsel); and (C) the Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim.

(iv)    Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the claimant in the applicable Third-Party Claim and such settlement offer provides for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of this Article 9, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Third-Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third-Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the amount of the settlement offer that the Indemnified Party declined to accept.

(v)    Notwithstanding the other provisions of this Section 9.5, the provisions of Section 10.4 shall control with respect to any indemnity relating to Taxes.

9.6    Mitigation. Following the Closing, each Indemnified Party shall take commercially reasonable actions to mitigate all Losses incurred or reasonably expected to be incurred by it or any Indemnified Party that it controls (including costs and expenses to remedy the circumstances giving rise, or reasonably expected to give rise, to such Losses) upon becoming aware of any fact, event or circumstance that has resulted in, or would reasonably be expected to give rise to, any such Loss.

9.7    Nature of Representations and Warranties. The sole purpose of the representations and warranties set forth in this Agreement is to allocate financial responsibility pursuant to the express provisions of this Agreement should the representations and warranties prove to have been inaccurate, and no other contractual rights, remedies or causes of action (whether in law or in equity) are permitted to any Party hereto as a result of the untruth of any such representation and warranty, other than in the case of Fraud.

9.8    Escrow Release. Within three (3) Business Days following the twelve (12) month anniversary of the Closing Date, Parent and the Member Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to each Company Member an amount equal to such Company Member’s Pro Rata Share of: (a) the balance of the funds in the Escrow Account (including any interest accrued or income otherwise earned on the Escrow Amount) minus (b) the aggregate amount, if any, with respect to which a Parent Indemnitee has reasonably and in good faith made a claim pursuant to the procedures set forth in this Article 9 on or prior to the twelve (12) month anniversary of the Closing Date and for which the obligation to indemnify, if any, has not been satisfied (any such claim, an “Unresolved Claim”). Following the twelve (12) month anniversary of the Closing Date, once an Unresolved Claim is finally resolved, then within five (5) Business Days after the final resolution of such Unresolved Claim and the delivery to the applicable Parent Indemnitee of the amount to be delivered to such Parent Indemnitee with respect to such Unresolved Claim from the funds remaining in the Escrow Account (including any interest accrued or income otherwise earned on the Escrow Amount), if any, Parent and the Member Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to each Company Member an amount equal to such Company Member’s Pro Rata Share of an amount equal to: (i) the aggregate amount of all funds then remaining in the Escrow Account (including any interest accrued or income otherwise earned on the Escrow Amount) minus (ii) the amount delivered to such Parent Indemnitee upon the resolution of such Unresolved Claim minus (iii) the aggregate amount, if any, associated with all remaining Unresolved Claims.

9.9    Exclusive Remedy. Following the Closing, except with respect to claims arising from Fraud and except for equitable relief to which any Party hereto may be entitled pursuant to this Agreement, the sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement or the Merger shall be the rights of indemnification set forth in this Article 9, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law. Nothing in this Section 9.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s Fraud. The provisions of this Article 9 shall not operate to limit the rights of any insured to recover under the R&W Insurance Policy. The terms set forth in Section 9.5 shall be subject to the obligations of any insured under the R&W Insurance Policy.

ARTICLE 10

TAX MATTERS

10.1    Cooperation on Tax Matters.

(a)    The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any audit, litigation or other Action with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such filing of Tax Returns, audit, litigation or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree: (i) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any Party, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other Party so requests, each Party shall allow the other Parties to take possession of such books and records. At the request of the Member Representative, Parent will cause the Surviving Entity and any of its Subsidiaries to make, or join with the Company Members in making, any election if the making of such election does not have a material adverse effect on Parent, the Surviving Entity or any of its Subsidiaries, as determined in the sole discretion of Parent exercised in good faith.

(b)    Except as provided in Section 10.1(c), and solely to the extent any such actions would reasonably be expected to create or increase any Company Member’s indemnity obligations or other direct or indirect Tax liabilities or obligations, after the Effective Time, none of Parent, the Surviving Entity or its Subsidiaries shall: (i) file, or permit to be filed, or amend or otherwise modify, or permit to be amended or otherwise modified, any Tax Return for any period beginning prior to the Closing Date; (ii) discuss, correspond, negotiate, make or initiate any voluntary contact with any Governmental Authority or representative thereof with respect to, or settle with any Governmental Authority or representative thereof, any Tax liability of the Company, the Surviving Entity or any of its Subsidiaries with respect to any period beginning prior to the Closing Date or that may affect the Tax liability of the Company Members for any period; (iii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to any period beginning prior to the Closing Date; or (iv) make any Tax election that has retroactive effect to any period or portion of any period beginning prior to the Closing Date, in each case without the prior written approval of the Member Representative, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Section 10.1(b), Parent, the Surviving Entity or its Subsidiaries may take any action in respect of U.S. domestic sales or use Taxes or Tax Returns, provided that (A) Parent, the Surviving Entity or its Subsidiaries provide prior written notification to the Member Representative of such action and (B) no Company Member shall have any Tax liability in respect of such action or that results or arises, directly or indirectly, therefrom, other than under Section 9.2(a).

(c)    Tax Returns for the Company or any of its Subsidiaries for Pre-Closing Tax Periods that are filed after the Closing Date shall be prepared by the Company’s Accountants, at the sole cost and expense of the Company Members. All Parties shall reasonably cooperate in the preparation of such Tax Returns. Any such Tax Return shall be prepared on a basis consistent with those previously prepared for prior Tax years or periods and filed in those jurisdictions where the Company (or the applicable Subsidiary of the Company) previously filed Tax Returns; provided, however, that the Parties agree that (i) all Transaction Deductions shall be treated as arising in the Pre-Closing Tax Period and (ii) Taxes related to unearned revenues that have not been recognized for income Tax purposes by the Company or any of its Subsidiaries on the Tax Returns for the Company or any of its Subsidiaries filed prior to the Closing Date shall not be included on any such Tax Returns for any Pre-Closing Tax Period and instead shall be included on the Tax Returns that are filed after the Closing Date for Parent, the Surviving Entity and any of their respective Subsidiaries for the Tax periods that begin on or after the Closing Date. Parent shall not, and shall cause the Surviving Entity and its Subsidiaries not to, waive any carryback of a Tax attribute of the Company or any of its Subsidiaries generated or otherwise attributable to a Pre-Closing Tax Period. The Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the Tax period of the Company and its Subsidiaries for all Tax purposes. Not less than fourteen (14) days prior to the due date of any such Tax Return (including extensions), a copy of any Tax Return proposed to be filed pursuant to this Section 10.1(c) shall be delivered to Parent and the Member Representative for their written approval. In the event of any dispute between Parent and the Member Representative concerning such a Tax Return, the decision of the Company’s Accountants shall be final and binding on the Parties, absent manifest error. To the extent not taken into account in the calculation of Closing Date Net Working Capital, the Company Members shall pay any and all Taxes due on such Tax Returns to Parent under this Section 10.1(c) to the extent such Taxes are allocable to the Pre-Closing Period in accordance with

Section 10.4 at least two (2) Business Days before the payment of Taxes (including estimated Taxes) is due to the taxing authority.

(d)    The Parties further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Company Members or Parent (including with respect to the transactions contemplated hereby).

10.2    Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne one-half by the Company Members and one-half by Parent. Each such Transfer Tax shall be paid when due by the Party on whom such Transfer Tax is imposed, and such Party shall be promptly reimbursed for the other Party’s share thereof after providing the other Party with evidence of such payment.

10.3    Allocation of Straddle Period Taxes. In any case where applicable Law does not permit the Company to treat the Closing Date as the last day of the Tax period, the amount of Taxes that are allocable to the portion of the Straddle Period ending on and including the Closing Date shall: (a) in the case of Taxes imposed on a periodic basis with respect to the business or assets of the Company, be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period; and (b) in the case of Taxes that are based upon or related to income or receipts (including any income Taxes), be deemed to be equal to the amount that would be payable if the Tax period ended on the Closing Date. Notwithstanding the foregoing, any Taxes relating to any transactions not in the ordinary course of business or otherwise unrelated to the transactions contemplated by this Agreement that occur after the time of the Closing on the Closing Date shall be treated as occurring on the day after the Closing Date.

10.4    Tax Refunds. To the extent not taken into account in the calculation of Closing Date Net Working Capital and without duplication of Section 9.3(a)(vii), the Company Members shall be entitled to any Tax refunds or credits that are actually received by Parent, the Surviving Entity or any of its Subsidiaries on or before the twelve (12)-month anniversary of the Closing Date attributable to Taxes paid by the Company Members, the Company or any Subsidiary of the Company with respect to any Pre-Closing Tax Period, net of any reasonable costs to Parent in obtaining such refund or credit. Parent shall pay or cause to be paid over to the Company Members any such refund or the amount of any such credit within five (5) Business Days after actual receipt of such refund or actual realization of such credit against Taxes. To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable Governmental Authority, the Company Members agree promptly to repay the amount of such refund or credit, together with any interest, penalties or other additional amounts imposed by such Governmental Authority, to Parent. After the Closing, Parent shall cause the Surviving Entity and its Subsidiaries to continue to work in good faith and use commercially reasonable efforts to obtain any such Tax refunds or credits.

10.5    Contests. After the Closing Date, the Parties shall notify each other in writing within ten (10) Business Days of receipt of any notice of the commencement of any Tax audit or administrative or judicial Tax proceeding relating to the Taxes of the Company in respect of Pre-Closing Tax Periods or Straddle Periods (“Pre-Closing Tax Proceedings”), the outcome of which may affect the Tax Liabilities or indemnification obligations under this Agreement of another Party. Such notice shall include copies of any notice or other document received from any Governmental Authority in respect of such audit or other proceeding. Any failure to so notify the other Party of any such Pre-Closing Tax Proceeding shall not relieve such other Party of any liability with respect to such Pre-Closing Tax Proceedings except to the extent such Party was actually prejudiced as a result thereof. The Member Representative shall control the conduct, defense and settlement of any Pre-Closing Tax Proceeding solely to the extent the Company Members would be liable for any assessment. Parent shall control the defense and settlement of any other Pre-Closing Tax Proceeding. In all cases, the Party in control of such Pre-Closing Tax Proceeding shall keep the non-controlling Party informed of any proceedings, events, and developments relating to or in connection with such Pre-Closing Tax Proceeding and the non-controlling Party shall be entitled to receive copies of all substantive correspondence and documents relating to such audit or other proceeding. If the resolution of any Pre-Closing Tax Proceeding would be grounds for indemnification under this Agreement by the Party not in control of the conduct of such audit or other proceeding or otherwise adversely affect the Tax Liability of such non-controlling Party: (a) the controlling Party shall consult with the non-controlling Party and shall not enter into any settlement with respect to any such Pre-Closing Tax Proceeding without the non-controlling Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; and (b) at its own cost and expense, the non-controlling Party shall have the right to participate (but not control) in the defense of such Pre-Closing Tax Proceeding. In the event of any conflict between this Section 10.5 and Section 9.5(b), this Section 10.5 shall control.

10.6    Tax Sharing Agreements. All Tax sharing agreements or similar agreements between the Company or any Subsidiary, on the one hand, and any of the Company Members and their Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, neither the Company nor any Subsidiary shall be bound thereby or have any liability thereunder.

10.7    Tax Elections. The Company shall not, and none of the Company Members shall cause the Company to, elect under Section 1101(g)(4) of Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74 (the “Title XI Partnership Audit Provisions”) to have the amendments made by such provisions apply to any Tax Return of the Company relating to any Pre-Closing Tax Period.

ARTICLE 11

TERMINATION

11.1    Termination of the Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time as follows:

(a)    by the mutual written agreement of Parent and the Company;

(b)    by Parent or the Company, if the Closing does not occur within ninety (90) days following the execution of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any Party that is in material breach of any of its covenants, obligations or agreements set forth in this Agreement;

(c)    by Parent or the Company, by written notice to the other, if any Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order or other action shall have become final and nonappealable (which Order or other action the terminating party shall have used commercially reasonable efforts to resist, resolve or lift, as applicable);

(d)    by the Company, if: (i) Parent or Merger Sub has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 7.3(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied and, in the case of each of clauses (i) and (ii) above, such breach or failure to perform has not been waived in writing by the Company or cured by Parent or Merger Sub within thirty (30) days after receipt of written notice thereof or is incapable of being cured by Parent or Merger Sub by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(d) shall not be available to the Company if the Company is in material breach of any of its covenants, obligations or agreements set forth in this Agreement; or

(e)    by Parent, if: (i) the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 7.2(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied and, in the case of each of clauses (i) and (ii) above, such breach or failure to perform has not been waived in writing by Parent or cured by the Company within thirty (30) days after receipt of written notice thereof or is incapable of being cured by the Company by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(e) shall not be available to Parent if Parent or Merger Sub is in material breach of any of its covenants, obligations or agreements set forth in this Agreement.

11.2    Effect of Termination.

(a)    In the event of a termination of this Agreement pursuant to Section 11.1 by Parent or the Company, this Agreement will become void and have no effect, without any Liability or obligation on the part of Parent, Merger Sub, the Company or the Member Representative or any of their respective officers, directors, members, stockholders, managers or partners, and all rights and obligations of any Party hereto shall cease, except that nothing herein shall relieve any Party hereto of any Liability resulting from Fraud or any willful breach of such

Party’s covenants or agreements (but not such Party’s representations or warranties) contained in this Agreement prior to the time of such termination. Notwithstanding the foregoing, the provisions of Sections 5.3 and 8.4, this Section 11.2 and Article 12 shall survive any termination of this Agreement.

(b)    If the transactions contemplated by this Agreement are terminated as provided herein: (i) Parent promptly shall, and shall cause each of its Affiliates and representatives to, return to the Company or destroy (such destruction to be confirmed in writing by Parent to the Company, upon the Company’s request), all confidential documents and other confidential material received from the Company, the Company Members or any of their respective Affiliates or representatives relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution hereof; and (ii) all confidential information received by Parent or its Affiliates or representatives with respect to the businesses of the Company, the Company Members or any of their respective Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE 12

MISCELLANEOUS

12.1    No Third Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12.2    Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

12.3    Succession and Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.

12.4    Counterparts. This Agreement may be executed in any number of counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed an original, but all of which shall be considered one and the same agreement, and shall become effective when each Party has received counterparts signed by each of the other Parties (it being understood and agreed that delivery of a signed counterpart signature page to this Agreement by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document) shall constitute valid and sufficient delivery thereof.

12.5    Headings; Interpretation. The title of and the section and paragraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of any of the terms or provisions of this Agreement. The term “this Agreement” means this Agreement and Plan of Merger together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. All references herein to “$” or dollars shall refer to United States dollars. All references to the Company and its Subsidiaries complying in “material” respects shall be determined by the compliance of the Company and its Subsidiaries in the aggregate and not with respect to any single entity alone. When reference is made to information that has been “made available,” “provided” or “delivered” to Parent, that shall mean that such information was either contained in the Company’s electronic data room maintained at bakerlaw.firmex.com or delivered to Parent or its counsel, in each case at least two (2) Business Days prior to the date of this Agreement.

12.6    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed to have been duly given and effective: (a) on the date of transmission, if such notice or communication is sent via facsimile or email and receipt is confirmed, at the facsimile number or email address specified in this Section 12.6, prior to 5:00 p.m., Pacific time, on a Business Day; (b) on the first (1st) Business Day after the date of transmission, if such notice or communication is sent via facsimile or electronic mail at the facsimile number or email address specified in this Section 12.6 (i) at or after 5:00 p.m., Pacific Time, on a Business Day or (ii) on a day that is not a Business Day; (c) when received, if sent by nationally recognized overnight courier service; or (d) upon actual receipt by the Party to whom such notice is required or permitted to be given. The address for such notices and communications (unless changed by the applicable Party by like notice) shall be as follows:

If to the Company:

travisMathew, LLC

15202 Graham Street

Huntington Beach, California 92649

Attention:    Travis Brasher

                    Chief Executive Officer

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP

600 Anton Boulevard

Suite 900

Costa Mesa, California 92626-7221

Attention:    Goodarz T. Agahi

If to the Member Representative:

John Kruger

3562 Courtside

Huntington Beach, California 92949

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP

600 Anton Boulevard

Suite 900

Costa Mesa, California 92626-7221

Attention:    Goodarz T. Agahi

If to Parent or Merger Sub (or, from and after the Effective Time, the Surviving Entity):

Callaway Golf Company

2180 Rutherford Road

Carlsbad, California 92008

Attention:    Brian P. Lynch

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130

Attention:    Craig M. Garner

12.7    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of California (including in respect of the statute of limitations or other limitations period applicable to any state Law claim, controversy or dispute) that apply to agreements made and performed entirely within the State of California, without regard to the conflicts of law provisions thereof or of any other jurisdiction. Each Party agrees and acknowledges that the application of the Laws of the State of California is reasonable and appropriate based upon the Parties’ respective interests and contacts with the State of California. Each of the Parties waives any right or interest in having the Laws of any other state, including specifically, state Law regarding the statute of limitation or other limitations period, apply to any Party’s state Law claim, controversy or dispute which in any way arises out of or relates to this Agreement or the transactions contemplated hereby.

12.8    Submission To Jurisdiction; Waiver of Jury Trial.

(a)    Each Party hereto irrevocably agrees that any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought and determined in the United States District Court for the Central District of California sitting in the County of Orange (or, if subject matter jurisdiction in that court is not available, in the state courts of the State of California sitting in the County of Orange) (and each such Party shall not bring any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts), and each Party hereto hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (ii) that it or its property is exempt or immune from jurisdiction of such courts or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that (A) such Action in any such court is brought in an inconvenient forum; (B) the venue of such Action is improper; and (C) this Agreement, the transactions contemplated hereby or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH ACTION; (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.8(b).

12.9    Amendments. Subject to applicable Law, this Agreement may not be amended, modified or supplemented except by an instrument in writing signed by the Parties.

12.10    Extension; Waiver. At any time prior to the Effective Time, the Parties may, : (a) extend the time for the performance of any of the obligations or other acts of any Party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with any of the agreements or conditions contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof.

12.11    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

12.12    Expenses. Except (a) for the costs, fees and expenses (including the premium, due diligence fees charged by the R&W Insurance Company, surplus lines Taxes and fees and insurance broker fees) to obtain the R&W Insurance Policy (the “R&W Insurance Expenses”) which shall be paid as follows: (i) $215,000 of such R&W Insurance Expenses by the Company (the “Company R&W Insurance Expense Portion”) and (ii) the remainder of such R&W Insurance Expenses by Parent, (b) for the costs, fees and expenses of the Escrow Agent under the Escrow Agreement which shall be paid one-half by Parent and one-half by the Company, (c) for the Transaction Expenses, which shall be paid by the Company (it being understood and agreed that any Transaction Expenses, or other fees and expenses allocated to the Company above, not paid at the Closing shall be paid by the Company Members) and (d) as otherwise expressly set forth in this Agreement, all fees, costs and expenses, including fees and disbursements of counsel, financial advisors, brokers, finders, investment bankers and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs and expenses.

12.13    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

12.14    Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

12.15    Disclosure Schedules. The Disclosure Schedules shall be subject to the following terms and conditions: (a) any item disclosed on any particular Schedule or in any particular part or section of the Disclosure Schedules shall be deemed to be disclosed on all Schedules and in all parts or sections of the Disclosure Schedules to the extent that the relevance of such disclosure to another section is reasonably apparent on the face of such disclosure notwithstanding the omission of a reference or cross reference thereto; (b) no disclosure of any matter contained in the Disclosure Schedules shall create an implication that such matter meets any standard of materiality; (c) any disclosures contained in the Disclosure Schedules which refer to a document are qualified in their entirety by reference to the text of such document; and (d) headings and introductory language have been inserted in the Disclosure Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement.

12.16    Specific Performance. The Parties agree that, if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, irreparable damage will occur to the other Parties, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement. No Party shall oppose, argue, contend or otherwise be permitted to raise as a defense that an adequate remedy at law exists or that specific performance or equitable or injunctive relief is unenforceable, invalid, contrary to law or inequitable for any reason with respect to any breach of this Agreement. Each of the Parties hereby waives: (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate; and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. The Parties further agree that by seeking the remedies provided for in this Section 12.16, (i) a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 12.16 are not available or otherwise are not granted; and (ii) nothing in this Section 12.16 shall require any Party to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 12.16 prior or as a condition to exercising any termination right under Article 11 (or pursuing damages prior to or after such termination), nor shall the commencement of any Action pursuant to this Section 12.16 or anything set forth in this Section 12.16 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 11 or pursue any other remedies under this Agreement that may be available then or thereafter. If any Party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by: (A) the amount of time during which such Action is pending, plus twenty (20) Business Days; or (B) such other time period established by the California court presiding over such Action.

12.17    Member Representative.

(a)    Appointment; Authority. For purposes of this Agreement, each Company Member shall, without any further action on the part of any such Company Member, be deemed (by virtue of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger) to have consented to the appointment of John Kruger as the representative and attorney-in-fact for and on behalf of such Company Member (in his capacity as such, the “Member Representative”), with full power of substitution, to act in the name, place and stead of such Company Member for purposes taking any and all actions and making of any decisions required or permitted to be taken by the Member Representative under or contemplated by this Agreement and the Ancillary Agreements, including the exercise of the power to: (i) execute this Agreement, any Ancillary Agreement and any other agreements, documents and certificates pursuant to such agreements, including all amendments to such agreements, and take all actions required or permitted to be taken under such agreements; (ii) resolve, agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to, indemnification or other claims; (iii) receive and forward notices and communications pursuant to this Agreement and any Ancillary Agreement; and (iv) take all other actions necessary, desirable or appropriate in the judgment of the Member Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, any Ancillary Agreement and any other agreements, documents and certificates pursuant thereto. John Kruger hereby accepts his appointment as the Member Representative. All decisions, actions, consents and instructions of the Member Representative shall be final and binding upon all the Company Members, and no Company Member shall have any right to object, dissent, protest or otherwise contest the same, except for fraud, bad faith or willful misconduct.

(b)    Replacement. The Company Members entitled to at least a majority of the Final Merger Consideration can appoint a new Member Representative by written consent and by sending notice and a copy of the duly executed written consent appointing such new Member Representative to Parent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent.

(c)    Expenses and Liabilities. Any fees, costs, expenses or other Liabilities incurred by the Member Representative in connection with the performance of its duties under this Agreement or any Ancillary Agreement (“Member Representative Expenses”) shall not be the personal obligation of the Member Representative but shall be payable by and attributable to the Company Members (in accordance with their respective Pro Rata Share). The Member Representative Expenses shall be satisfied from the Member Representative Reimbursement Fund; provided, however, that in the event that the Member Representative Reimbursement Fund is exhausted prior to fully satisfying the Member Representative Expenses, from the Company Members, severally and not jointly, on a Pro Rata Share basis. The Member Representative may from time to time submit invoices to the Company Members covering such Member Representative Expenses and, upon the request of any Company Member, shall provide such Company Member with an accounting of all Member Representative Expenses paid. As soon as practicable after the date on which the final obligation of the Member Representative under this Agreement and the Escrow Agreement have been discharged or such other date as Member Representative deems appropriate, the Member Representative shall release to each Company Member an amount equal to such Company Member’s Pro Rata Share of the balance of the funds in the Member Representative Reimbursement Fund (including any interest accrued or income otherwise earned on the Member Representative Reimbursement Amount).

(d)    No Liability. Neither the Member Representative nor any agent employed by the Member Representative shall incur any Liability to any Company Member relating to the performance of its duties hereunder except for actions or omissions constituting fraud, bad faith or willful misconduct. The Member Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Company Member, except in respect of amounts actually received on behalf of such Company Member. The Member Representative shall not be required to make any inquiry concerning the performance or observance of any of the terms, provisions or conditions of this Agreement.

12.18    Conflicts; Privileges.

(a)    It is acknowledged by each of the Parties that the Company has retained Baker & Hostetler LLP (“BakerHostetler”) to act as its counsel in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement and that BakerHostetler has not acted as counsel for any other Person in connection with the transactions contemplated by this Agreement and that no other Party to this Agreement has the status of a client of BakerHostetler for conflict of interest or any other purposes as a result thereof.

(b)    Parent hereby agrees that, in the event that a dispute arises between Parent or any of its Affiliates (including, after the Effective Time, the Surviving Entity or any of its Subsidiaries) and any Company Member or any of its Affiliates (including, prior to the Effective Time, the Company or any of its Subsidiaries), BakerHostetler may represent the Company Member or any such Affiliate in such dispute, even though the interests of the Company Member or such Affiliate may be directly adverse to Parent or any of its Affiliates (including, after the Effective Time, the Surviving Entity or any of its Subsidiaries), and even though BakerHostetler may have represented the Company or a Subsidiary in a manner substantially related to such dispute, or may be handling ongoing matters for Parent, the Surviving Entity or any of its Subsidiaries.

(c)    Parent hereby waives, on behalf of itself and each of its Affiliates (including, after the Effective Time, the Surviving Entity and its Subsidiaries): (i) any claim that it has or may have that BakerHostetler has a conflict in interest in connection with or is otherwise prohibited from engaging in such representations; and (ii) agrees that, in the event that a dispute arises after the Effective Time between Parent or any of its Affiliates (including the Surviving Entity or any of its Subsidiaries) and any Company Member or any of its Affiliates, BakerHostetler may represent any such party in such dispute, even though the interest of any such party may be directly adverse to Parent or any of its Affiliates (including the Surviving Entity or any of its Subsidiaries), and even though BakerHostetler may have represented the Company or a Subsidiary of the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Parent, the Surviving Entity or any of its Subsidiaries.

(d)    Parent, on behalf of itself and each of its Affiliates (including, after the Effective Time, the Surviving Entity and its Subsidiaries) further agrees that, as to all communications among BakerHostetler, the Company and its Subsidiaries made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement or the transactions contemplated by this Agreement (“Privileged Information”), the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Company and may be controlled by the

Member Representative and shall not pass to or be claimed by Parent, the Surviving Entity or any of its Subsidiaries.

(e)    Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, the Member Representative shall be permitted to remove or redact from the Company, its Subsidiaries and their respective Affiliates any portion (and only such portion) of any email, document and other records containing Privileged Information. The Member Representative agrees that any email, document and other record temporarily removed for analysis to determine the presence of Privileged Information pursuant to the first sentence of this Section 12.18(e) shall be returned to the Company or its Subsidiaries promptly following the completion of such review if it is determined by the Member Representative that such email, document or other record does not contain Privileged Information.

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IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the date first above written.

“PARENT”

CALLAWAY GOLF COMPANY, a Delaware corporation

By:	/s/ Brian P. Lynch
	Name:	Brian P. Lynch
	Title:	Senior Vice President, Chief Financial Officer, General Counsel and Corporate Secretary

“MERGER SUB”

OTP LLC, a California limited liability company

By:	/s/ Brian P. Lynch
	Name:	Brian P. Lynch
	Title:	President, Chief Executive Officer and Corporate Secretary

“COMPANY” TRAVISMATHEW, LLC, a California limited liability company

By:	/s/ Travis Brasher
	Name:	Travis Brasher
	Title:	Chief Executive Officer

“MEMBER REPRESENTATIVE”

/s/ John Kruger
John Kruger, an individual

[Signature page to Agreement and Plan of Merger]